As filed with the Securities and Exchange
Commission on September 13, 2005                   Registration No. ____________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                -----------------

                               BLUE HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

            NEVADA                                            2300
  (State or Jurisdiction of                       (Primary Standard Industrial
Incorporation or Organization)                     Classification Code Number)

                                   88-0450923
                                 (I.R.S Employer
                              Identification No.)

                              5804 E. SLAUSON AVE.
                               COMMERCE, CA 90040
                                 (323) 725-5555
          (Address and Telephone Number of Principal Executive Offices)

                              5804 E. SLAUSON AVE.
                               COMMERCE, CA 90040
     (Address of Principal Place of Business or intended Place of Business)

                      PATRICK CHOW, CHIEF FINANCIAL OFFICER
                               BLUE HOLDINGS, INC.
                              5804 E. SLAUSON AVE.
                               COMMERCE, CA 90040
                                 (323) 725-5555


                                    Copy to:

                             GREGORY AKSELRUD, ESQ.
                         STUBBS ALDERTON & MARKILES, LLP
                       15821 VENTURA BOULEVARD, SUITE 525
                            ENCINO, CALIFORNIA 91436
                                 (818) 444-4500
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                         PROPOSED       PROPOSED
                                         MAXIMUM        MAXIMUM
TITLE OF EACH CLASS       AMOUNT         OFFERING       AGGREGATE     AMOUNT OF
  OF SECURITIES           TO BE           PRICE         OFFERING    REGISTRATION
 TO BE REGISTERED      REGISTERED(1)    PER UNIT(2)      PRICE(2)        FEE
--------------------------------------------------------------------------------
Common Stock, par
   value $.0001 per
   share...........    25,284,657         $9.00       $227,561,913     $26,784
--------------------------------------------------------------------------------
    TOTAL              25,284,657                     $227,561,913     $26,784
================================================================================
(1) In the event of a stock split, stock dividend, or other similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on September 8, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

                 Subject to Completion, Dated September 13, 2005

                               BLUE HOLDINGS, INC.

                                25,284,657 SHARES
                                  COMMON STOCK

                                   ----------

         This prospectus relates to the offer and sale from time to time of up to 25,284,657 shares of our common stock that are held by the shareholders named in the "Selling Shareholders" section of this prospectus. The prices at which the selling shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling shareholders whose shares are being registered will bear all selling and other expenses.

         Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "BLHL." On September 8, 2005, the last reported sales price of the common stock on the Over-The-Counter Bulletin Board was $9.00 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                   ----------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------


                  The date of this prospectus is ______________

                                TABLE OF CONTENTS

                                    PAGE                                    PAGE
                                    ----                                    ----

Prospectus Summary.................  1   Executive Compensation............. 28
Risk Factors.......................  3   Principal and Selling Shareholders. 32
Forward-looking Statements.........  9   Related Party Transactions......... 34
Use of Proceeds....................  10  Description of Capital Stock....... 38
Market for Common Equity and             Plan of Distribution............... 42
   Related Shareholder Matters.....  10  Legal Matters...................... 44
Management's Discussion and              Experts............................ 44
   Analysis of Financial Condition       Where You Can Find
   and Results of Operations.......  11     More Information................ 44
Business...........................  18  Index to Consolidated Financial
Management.........................  25     Statements...................... F-1

         You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

         Except as otherwise indicated, information in this prospectus reflects a 1-for-29 reverse stock split of our common stock which took effect on and as of June 7, 2005.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES. REFERENCES IN THIS PROSPECTUS TO "BLUE HOLDINGS," "WE," "OUR" AND "US" REFER TO BLUE HOLDINGS, INC. AND OUR CONSOLIDATED SUBSIDIARIES.

                                  OUR BUSINESS

         We design, develop, market and distribute high end fashion jeans and accessories under the brand name "Antik Denim," and as of July 5, 2005, under the brand name "Yanuk." Our products include jeans, jackets, belts, purses and T-shirts. We currently sell our products in the United States, and internationally in countries that include, but are not limited to, Canada, Belgium, France, Germany, Sweden, Italy, Korea, Mexico and Japan, directly to department stores and boutiques and through distribution arrangements in certain foreign jurisdictions. We are headquartered in Commerce, California and maintain two showrooms in New York and Los Angeles.

                                  OUR INDUSTRY

         We operate in the high end fashion denim industry. Our competitors are companies such as Levi Strauss, Calvin Klein, Joe's Jeans, True Religion Apparel, Seven For All Mankind and Citizens of Humanity. Our competitive edge lies in our ability to create innovative concepts and designs, to develop products with extraordinary fit, and to expand our high quality fabrics and finishes, treatments and embellishments (including our patent pending pockets, hand stitching and embroidery detail).

                       OUR HISTORY AND CONTACT INFORMATION

         Blue Holdings, Inc. was incorporated in the State of Nevada on February 9, 2000 under the name Marine Jet Technology Corp. From our inception through January 2005, we focused on developing and marketing boat propulsion technology. Between January and February 2005, we entered into separate transactions whereby, among other matters, Keating Reverse Merger Fund, LLC ("KRM Fund"), an existing shareholder of the Company and a selling shareholder in this prospectus, agreed to purchase a substantial majority of our outstanding common stock, and Intellijet Marine, Inc., a company formed by our former majority shareholder and principal executive officer and director, Jeff P. Jordan, acquired all of our boat propulsion technology assets and assumed all of our then existing liabilities.

         Between February 4, 2005 and April 29, 2005, we existed as a public "shell" company with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.

         On April 14, 2005, we entered into an Exchange Agreement (the "Exchange Agreement") with Antik Denim, LLC, a California limited liability company ("Antik"), the members of Antik (the "Antik Members"), and KRM Fund. The closing of the transactions contemplated by the Exchange Agreement occurred on April 29, 2005. At the closing, we acquired all of the outstanding membership interests of Antik (the "Interests") from the Antik Members, and the Antik Members contributed all of their Interests to us. In exchange, we issued to the Antik Members 843,027 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), which, as a result of the approval by a substantial majority of our outstanding shareholders entitled to vote and the approval by our Board of Directors, of amendments to our Articles of Incorporation that (i) changed our name to Blue Holdings, Inc., (ii) increased our authorized number of shares of common stock to 75,000,000, and (iii) adopted a 1-
for-29 reverse stock split, on June 7, 2005 converted into 708,984,875 shares of our common stock on a pre-reverse stock split basis and 24,447,783 shares of our common stock on a post-reverse stock split basis.

         At the closing, Antik became our wholly-owned subsidiary. The exchange transaction was accounted for as a reverse merger (recapitalization) with Antik deemed to be the accounting acquirer, and we were deemed to be the legal acquirer.

         As a result of the closing of the transactions contemplated by the Exchange Agreement, the Antik Members (together with Elizabeth Guez, our Chief Operating Officer, and Patrick Chow, our Chief Financial Officer) hold approximately 93.7% of the outstanding shares of our common stock, and our shareholders existing immediately prior to the closing hold approximately 3.8% of our outstanding shares of common stock.

         The address of our principal executive office is 5804 E. Slauson Ave. Commerce, CA 90040, and our telephone number is (323) 725-5555.

                                  THE OFFERING

Common stock offered...............             25,284,657 shares by the selling
                                                shareholders

Common stock outstanding
   before this offering............             25,557,200 shares

Common stock to be outstanding
   after this offering.............             25,557,200 shares

Use of proceeds....................             We will not  receive  any of the
                                                proceeds from the sale of shares
                                                of  our  common   stock  by  the
                                                selling  shareholders.  See "Use
                                                of Proceeds."

OTC Bulletin Board symbol..........             BLHL

Risk Factors.......................             See "Risk Factors"  beginning on
                                                page  4  for  a  discussion   of
                                                factors that you should consider
                                                carefully   before  deciding  to
                                                purchase our common stock.

         In the table above, the number of shares to be outstanding after this offering is based on 25,557,200 shares outstanding as of September 8, 2005. The number of shares to be outstanding after this offering does not reflect the issuance of the following shares which are not being offered for sale under this prospectus:

         o 62,000 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $8.10 per share, as of September 8, 2005; and

         o 2,438,000 additional shares reserved for issuance under our 2005 Stock Incentive Plan, as of September 8, 2005.

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

ANTIK, OUR WHOLLY-OWNED SUBSIDIARY, HAS A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT TO EVALUATE WHETHER IT WILL OPERATE PROFITABLY.

         Antik was formed in September 2004 to design, develop, manufacture, market, distribute and sell high end fashion jeans, apparel and accessories. As a result, it does not have a meaningful historical record of sales and revenues nor an established business track record. While our management believes that we have an opportunity to be successful in the high end fashion jean market, there can be no assurance that we will be successful in accomplishing our business initiatives, or that we will achieve any significant level of revenues, or ever recognize net income, from the sale of our products. Unanticipated problems, expenses and delays are frequently encountered in increasing production and sales and developing new products, especially in the current stage of our business. Our ability to continue to successfully develop, produce and sell our products and to generate significant operating revenues will depend on our ability to, among other matters:

         o successfully market, distribute and sell our products or enter into agreements with third parties to perform these functions on our behalf; and

         o        obtain the financing required to implement our business plan.

         Given Antik's limited operating history, our new license agreement with Yanuk, our lack of long-term sales history and other sources of revenue, there can be no assurance that we will be able to achieve any of our goals and develop a sufficiently large customer base to be profitable.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

         We may not be able to fund our future growth or react to competitive pressures if we lack sufficient funds. Currently, management believes we have sufficient cash on hand and cash available through our factor to fund existing operations for the foreseeable future. However, in the future, we may need to raise additional funds through equity or debt financings or collaborative relationships, including in the event that we lose our relationship with our factor. This additional funding may not be available or, if available, it may not be available on economically reasonable terms. In addition, any additional funding may result in significant dilution to existing shareholders. If adequate funds are not available, we may be required to curtail our operations or obtain funds through collaborative partners that may require us to release material rights to our products.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD IMPAIR OUR BUSINESS.

         Management believes that we, including our Antik Denim subsidiary specifically, are poised for significant growth in 2005 and 2006. However, no assurance can be given that we will be successful in maintaining or increasing our sales in the future. Any future growth in sales will require additional working capital and may place a significant strain on our management, management information systems, inventory management, sourcing capability, distribution facilities and receivables management. Any disruption in our order processing, sourcing or distribution systems could cause orders to be shipped late, and under industry practices, retailers generally can cancel orders or refuse to accept goods due to late shipment. Such cancellations and returns would result in a reduction in revenue, increased administrative and shipping costs and a further burden on our distribution facilities.

         Additionally, we intend from time to time to open and/or license retail stores focusing on the Antik Denim, Yanuk and other brands, and to acquire and/or license other businesses and brands, as applicable, as we deem appropriate. If we are unable to adequately manage our retail operations, or to properly integrate any business or brands we acquire and/or license, this could adversely affect our results of operation and financial condition.

WE CURRENTLY OWN OR LICENSE, AND OPERATE, ONLY TWO BRANDS, ANTIK DENIM AND YANUK. IF WE ARE UNSUCCESSFUL IN MARKETING AND DISTRIBUTING THOSE BRANDS OR IN EXECUTING OUR OTHER STRATEGIES, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED.

         While our goal is to employ a multi-brand strategy that will ultimately diversify the fashion and other risks associated with reliance on a limited product line, we currently operate, directly and through our wholly-owned subsidiary, Antik Denim, LLC, only two brands, Antik Denim and Yanuk, one of which, Yanuk, is being operated pursuant to a very recent license agreement. If we are unable to successfully market and distribute the Antik Denim and Yanuk brands, or if the recent popularity of premium denim brands decreases, or if we are unable to execute on our multi-brand strategy to acquire and/or license additional companies and/or brands, as applicable, identified by our management from time to time, our results of operations and financial condition will be adversely affected.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include:

         o        the timing of its introduction of new product lines;

         o        the level of consumer acceptance of each new product line;

         o general economic and industry conditions that affect consumer spending and retailer purchasing;

         o        the availability of manufacturing capacity;

         o        the seasonality of the markets in which it participates;

         o        the timing of trade shows;

         o        the product mix of customer orders;

         o the timing of the placement or cancellation of customer orders;

         o        the weather;

         o        transportation delays;

         o        quotas and other regulatory matters;

         o        the occurrence of charge backs in excess of reserves; and

         o the timing of expenditures in anticipation of increased sales and actions of competitors.

         As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

THE FINANCIAL CONDITION OF OUR CUSTOMERS COULD AFFECT OUR RESULTS OF OPERATIONS.

         Certain retailers, including some of our customers, have experienced in the past, and may experience in the future, financial difficulties, which increase the risk of extending credit to such retailers and the risk that financial failure will eliminate a customer entirely. These retailers have attempted to improve their own operating efficiencies by concentrating their purchasing power among a narrowing group of vendors. There can be no assurance that we will remain a preferred vendor for our existing customers. A decrease in business from or loss of a major customer could have a material adverse effect on our results of operations. There can be no assurance that our factor will approve the extension of credit to certain retail customers in the future. If a customer's credit is not approved by the factor, we could assume the collection risk on sales to the customer itself, require that the customer provide a letter of credit, or choose not to make sales to the customer.

OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH IMPORTING PRODUCTS.

         A portion of our import operations are subject to tariffs imposed on imported products and quotas imposed by trade agreements. In addition, the countries in which our products are imported may from time to time impose additional new duties, tariffs or other restrictions on its imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers' failure to comply with customs or similar laws, could harm our business. We cannot assure that future trade agreements will not provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition.

         Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit our business by reducing or eliminating the duties assessed on products or other materials manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting duties or restrictions on products that may be imported into the United States from a particular country.

         Our ability to import raw materials in a timely and cost-effective manner may also be affected by problems at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes. These problems could require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

OUR DEPENDENCE ON INDEPENDENT MANUFACTURERS AND SUPPLIERS OF RAW MATERIALS REDUCES OUR ABILITY TO CONTROL THE MANUFACTURING PROCESS, WHICH COULD HARM OUR SALES, REPUTATION AND OVERALL PROFITABILITY.

         We depend on independent contract manufacturers and suppliers of raw materials to secure a sufficient supply of raw materials and maintain sufficient manufacturing and shipping capacity in an environment characterized by declining prices, labor shortage, continuing cost pressure and increased demands for product innovation and speed-to-market. This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor's failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability.

         We do not have long-term contracts with any of our independent contractors and any of these contractors may unilaterally terminate their relationship with us at any time. While management believes that there exists an adequate supply of contractors to provide products and services to us, to the extent we are not able to secure or maintain relationships with independent contractors that are able to fulfill its requirements, our business would be harmed.

         We have initiated standards for our suppliers, and monitor our independent contractors' compliance with applicable labor laws, but we do not control our contractors or their labor practices. The violation of federal, state or foreign labor laws by one of our contractors could result in us being subject to fines and our goods that are manufactured in violation of such laws being seized or their sale in interstate commerce being prohibited. To date, we have not been subject to any sanctions that, individually or in the aggregate, have had a material adverse effect on our business, and we are not aware of any facts on which any such sanctions could be based. There can be no assurance, however, that in the future we will not be subject to sanctions as a result of violations of applicable labor laws by our contractors, or that such sanctions will not have a material adverse effect on our business and results of operations.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

         The loss of or inability to enforce our trademark "Antik Denim," our licensed trademark "Yanuk" or any of our other proprietary or licensed designs, patents, know-how and trade secrets could adversely affect our business. If any third party copies or otherwise gains access to our trademarks or other proprietary rights, or develops similar products independently, it may be costly to enforce our rights and we would not be able to compete as effectively. Additionally, the laws of foreign countries may provide inadequate protection of intellectual property rights, making it difficult to enforce such rights in those countries.

         We may need to bring legal claims to enforce or protect our intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, third parties may bring claims against us alleging that we have infringed on their intellectual property rights or that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate and therefore could have an adverse affect on our business.

THE LOSS OF PAUL GUEZ OR OUR LEAD DESIGNERS WOULD HAVE AN ADVERSE EFFECT ON OUR FUTURE DEVELOPMENT AND COULD SIGNIFICANTLY IMPAIR OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

         Our success is largely dependent upon the expertise and knowledge of our Chairman, Chief Executive Officer and President, Paul Guez, our lead designers, Philippe Naouri and Alexandre Caugant, and our ability to continue to hire and retain other key personnel. The loss of Mr. Guez, or any of our other key personnel, could have a material adverse effect on our business, development, financial condition, and operating results. We do not maintain "key person" life insurance on any of our management or key personnel, including Mr. Guez.

RISKS RELATED TO OUR INDUSTRY

OUR SALES ARE HEAVILY INFLUENCED BY GENERAL ECONOMIC CYCLES.

         Apparel is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of our consumers. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in interest rates, acts of war, terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition.

OUR BUSINESS IS HIGHLY COMPETITIVE AND DEPENDS ON CONSUMER SPENDING PATTERNS.

         The apparel industry is highly competitive. We face a variety of competitive challenges including:

         o anticipating and quickly responding to changing consumer demands;

         o developing innovative, high-quality products in sizes and styles that appeal to consumers;

         o competitively pricing our products and achieving customer perception of value; and

         o        the need to provide strong and effective marketing support.

WE MUST SUCCESSFULLY GAUGE FASHION TRENDS AND CHANGING CONSUMER PREFERENCES TO SUCCEED.

         Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies retail and customer demand in a timely manner. The apparel business fluctuates according to changes in consumer preferences dictated in part by fashion and season. To the extent we misjudge the market for our merchandise, our sales may be adversely affected. Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising and marketing staff. Competition for these personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

OUR BUSINESS MAY BE SUBJECT TO SEASONAL TRENDS.

         In the experience of our management, operating results in the high end fashion denim industry have been subject to seasonal trends when measured on a quarterly basis. This trend is dependent on numerous factors, including:

         o        the markets in which we operate;

         o        holiday seasons;

         o        consumer demand;

         o        climate;

         o        economic conditions; and

         o        numerous other factors beyond our control.


            OTHER RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK

IF WE NEED TO SELL OR ISSUE ADDITIONAL SHARES OF COMMON STOCK OR ASSUME ADDITIONAL DEBT TO FINANCE FUTURE GROWTH, OUR SHAREHOLDERS' OWNERSHIP COULD BE DILUTED OR OUR EARNINGS COULD BE ADVERSELY IMPACTED.

         Our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional brands, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to fund our other activities, we may issue additional equity securities that could dilute our shareholders' stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our results of operations.

INSIDERS OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK, WHICH COULD LIMIT OUR SHAREHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.

         As of September 8, 2005, our Chief Executive Officer, Paul Guez, Chief Operating Officer, Elizabeth Guez, Chief Financial Officer, Patrick Chow, and three members of our design team, Messrs. Naouri, Caugant and Meyer Abbou, all former members of Antik, owned approximately 93.7% of the outstanding shares of our common stock. Paul and Elizabeth Guez alone own approximately 72.1% of the outstanding shares of our common stock at September 8, 2005. Accordingly, our executive officers and key personnel have the ability to affect the outcome of, or exert considerable influence over, all matters requiring shareholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our shareholders from realizing a premium over the market prices for their shares of common stock.

OUR STOCK PRICE HAS BEEN VOLATILE.

         Our common stock is quoted on the Over-The-Counter Bulletin Board, and there can be substantial volatility in the market price of our common stock. The market price of our common stock has been, and is likely to continue to be, subject to significant fluctuations due to a variety of factors, including quarterly variations in operating results, operating results which vary from the expectations of securities analysts and investors, changes in financial estimates, changes in market valuations of competitors, announcements by us or our competitors of a material nature, loss of one or more customers, additions or departures of key personnel, future sales of common stock and stock market price and volume fluctuations.

         In addition, general political and economic conditions such as a recession, or interest rate or currency rate fluctuations may adversely affect the market price of our common stock. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price of our common stock. Often, price fluctuations are unrelated to operating performance of the specific companies whose stock is affected. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against the issuing company. If we were subject to this type of litigation in the future, we could incur substantial costs and a diversion of our management's attention and resources, each of which could have a material adverse effect on our revenue and earnings. Any adverse determination in this type of litigation could also subject us to significant liabilities.

ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO INVESTORS.

         Some investors favor companies that pay dividends, particularly in general downturns in the stock market. We have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth, and we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on this investment likely depends on your selling our stock at a profit.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains "forward-looking statements" that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management's goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes" and "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements.

         Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

         o our failure to implement our business plan within the time period we originally planned to accomplish; and

         o        other factors  discussed  under the headings  "Risk  Factors,"
                  "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

         Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares to be offered by the selling shareholders. The proceeds from the sale of each selling shareholder's common stock will belong to that selling shareholder.

                            MARKET FOR COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS

COMMON STOCK

         Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "BLHL." The following table sets forth, for the periods indicated, the high and low bid information for the common stock, as determined from sporadic quotations on the Over-the-Counter Bulletin Board, as well as the total number of shares of common stock traded during the periods indicated. The information has been adjusted to reflect a 1-for-29 reverse stock split of our common stock which took effect on June 7, 2005, after the periods presented. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                       HIGH             LOW
                                                       ----             ---
         YEAR ENDED DECEMBER 31, 2003
              First Quarter.................     Not available     Not available
              Second Quarter................     Not available     Not available
              Third Quarter.................     Not available     Not available
              Fourth Quarter................     $8.70             $1.74

         YEAR ENDED DECEMBER 31, 2004
              First Quarter.................     $4.06             $2.90
              Second Quarter................     $4.06             $2.03
              Third Quarter.................     $14.79            $2.03
              Fourth Quarter................     $2.47             $1.16

         YEAR ENDED DECEMBER 31, 2005
              First Quarter.................     $17.40            $1.02
              Second Quarter................     $28.71            $4.64

         On September 8, 2005, the closing sales price of our common stock as reported on the Over-The-Counter Bulletin Board was $9.00 per share. As of September 8, 2005, there were approximately 67 record holders of our common stock.

DIVIDENDS

         We have never paid dividends on our common stock. We intend to retain our future earnings to re-invest in our ongoing business.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, AS WELL AS THE SECTION ENTITLED "RISK FACTORS," THAT APPEAR ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         We, directly and through our wholly-owned subsidiary, Antik Denim, L.L.C., which was formed in September 2004, design, develop, manufacture, market, distribute and sell high end fashion jeans, apparel and accessories. We market, distribute and sell "Antik Denim" and, as a result of recent license agreement with Yanuk, "Yanuk" brand products in the United States, and internationally in countries that include, but are not limited to, Canada, Belgium, France, Germany, Sweden, Italy, Korea, Mexico and Japan.

         We market and distribute our products by participating in industry trade shows, as well as through our show rooms in Los Angeles and New York. We maintain distributor relationships in the United Kingdom, France, Germany, Sweden, Greece, Belgium, Italy, Mexico and Japan. With respect to the Antik Denim brand, except for Mexico and Japan we currently have no exclusive or long term distribution agreements with any party covering any territory, and do not depend on any single distributor to distribute our products. With respect to the Yanuk brand, except for Mexico and Japan, we currently have no exclusive or long term distribution agreements with any party covering any territory, and do not depend on any single distributor to distribute our products. Our distributors often, but not always, purchase products from us at a discount for resale to their customers in their respective territories. Our distributors warehouse our products at their expense and they ship to and collect payment from their customers directly.

         Our products are sold in the United States to department stores and boutiques such as Saks Fifth Avenue, Neiman Marcus, Nordstrom, Barney's, Bloomingdales, Bergdorf Goodman, Atrium, Fred Segal, Intermix, Kitson, and Bendel, as well as smaller boutiques throughout the country.

         Our products are sold internationally to department stores and boutiques such as Lane Crawford in Hong Kong, Harrods and Harvey Nichols in the United Kingdom, Barneys and Isetan in Japan, Galleries Lafayette in France, and Holt Renfrew in Canada.

         We intend to operate certain flagship stores domestically and to license overseas operators to open retail stores that focus on high end fashion denim generally, and the Antik Denim and Yanuk brands, in particular. While there is no existing plan with respect to the roll-out of such stores, the first retail store was opened on August 27, 2005 on Melrose Avenue in Los Angeles.

         We also intend to license our proprietary owned and licensed trademarks with respect to products that we believe are not in our core line of business. While there is no existing plan with respect to the types of products to which we intend to license our proprietary trademarks, on September 8, 2005, Antik entered into a term sheet license agreement with Titan Industries, Inc. that provides Titan with an exclusive right to use the "Antik Denim" trademark for the sale of men's and women's footwear in the United States and its possessions and territories, Canada and Mexico, and a right of first refusal for similar use of the trademark in Europe and South America.

         Our historical operations prior to April 29, 2005 discussed in this section reflect only the operations of Antik Denim, LLC, a California limited liability company. Prior to April 29, 2005, Blue Holdings, Inc., formerly known as Marine Jet Technology Corp., since its inception and through January 2005, focused on developing and marketing boat propulsion technology. Between January and February 2005, we entered into separate transactions whereby, among other matters, Keating Reverse Merger Fund, LLC. ("KRM Fund"), an existing shareholder of the Company and a selling shareholder in this prospectus, agreed to purchase a substantial majority of our outstanding common stock, and Intellijet Marine, Inc., a company formed by our former majority shareholder and principal executive officer and director, Jeff P. Jordan, acquired all of our boat propulsion technology assets and assumed all of our then existing liabilities.

         Between February 4, 2005 and April 29, 2005, we existed as a public "shell" company with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.

         On April 29, 2005, Blue Holdings, Inc. consummated an exchange transaction in which all of the outstanding membership interests of Antik Denim, LLC, a privately-held California limited liability company, were exchanged for 843,027 shares of Blue Holdings, Inc. Series A Convertible Preferred Stock, par value $0.001 per share, which, on June 7, 2005, converted into 24,447,783 shares of Blue Holdings, Inc. common stock, on a post-reverse stock split basis. Antik Denim, LLC was formed in September 2004.

         At the closing, Antik became our wholly-owned subsidiary. The exchange transaction was accounted for as a reverse merger (recapitalization) with Antik deemed to be the accounting acquirer, and we were deemed to be the legal acquirer.

RESULTS OF OPERATIONS

                             SUMMARY FINANCIAL DATA

         The following historical financial information should be read in conjunction with the audited and unaudited financial statements and the notes to those statements, included elsewhere in this prospectus The statements of operations and comprehensive income data with respect to the six months ended June 30, 2005 and the period September 13, 2004 (inception) to December 31, 2004 and the balance sheet data at June 30, 2005 are derived from, and are qualified by reference to, the audited and unaudited financial statements included elsewhere in this prospectus. See footnote 1 below. The historical results are not necessarily indicative of results to be expected for any future periods.

                                                         Period
                                                      September 13,
                                                          2004
                                        Six Months         to
                                          Ended       December 31,
                                      June 30, 2005       2004
                                       ------------   ------------
                                        (Unaudited)     (Audited)

CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues, net ....................     $  8,854,228   $    365,290
Selling, Distribution and
  Administrative Expenses ........     $  2,192,334   $    838,700
Comprehensive Income (Loss) ......     $  1,658,562   $ (1,131,755)
Basic and diluted earnings
  per share ......................     $       0.07   $      (0.05)
Weighted-average common
  shares outstanding .............       25,441,628     24,447,783


                                                      December 31,
                                      June 30, 2005       2004
                                       ------------   ------------
                                        (Unaudited)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ........     $     31,539   $     73,823
Working capital ..................     $  3,554,428   $     28,572
Total Assets .....................     $  6,629,327   $  1,416,968
Total shareholders'/members' equity    $  3,761,435   $     39,055
Total liabilities ................     $  2,867,892   $  1,377,913


(1) On April 29, 2005, Blue Holdings, Inc.(formerly known as Marine Jet Technology Corp.) acquired all the membership interests in Antik Denim, L.L.C. in exchange for 843,027 shares of its preferred stock, each of which would be convertible into 841 shares of Blue Holdings' common stock. The acquisition was accounted for as a reverse merger (recapitalization) with Blue Holdings, Inc. deemed to be the legal acquirer, and Antik Denim, L.L.C. deemed to be the accounting acquirer. Accordingly, the historical financial information presented herein is that of Antik Denim, L.L.C. as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with the offset to capital in excess of par value. Accordingly, our results for the period from Antik's inception (September 13,

2004) to December 31, 2004, and for the six months ended June 30, 2005 are not comparable to the corresponding prior periods and no comparative data has been presented.


FROM SEPTEMBER 13, 2004 (INCEPTION) TO DECEMBER 31, 2004.

         We recorded net sales of $0.37 million for the period from September 13 through December 31, 2004. Gross profit for the period was $0.21 million, or 57 %.

         Selling, distribution and administrative expenses totaled $0.84 million and included purchases of sample fabric, freight, advertising, commissions, travel and trade show expense. The principal components were sample costs ($0.14 million), professional fees ($0.13 million), and reimbursement to Blue Concept, LLC on administrative and selling expenses including rent, utilities, insurance and payroll ($0.37 million).

         Net loss before provision for taxes was $1.13 million. The loss was created by the need of the start-up operations to finance operating expenses and cover the non-cash development costs of $0.5 million attributed to pending patent and trademark applications and proprietary designs and design concepts contributed by certain of Antik's former members.

         Net cash used by operating activities was ($0.45 million). The deficit was caused by the need to build up inventories of $0.8 million and to finance accounts receivable amounting to $0.13 million. This deficit was financed by an increase in accounts payable by $1 million and due to customers by $0.09 million. Cash from financing activities included net contributions from members totaling $0.67 million and loans from related parties of $0.25 million.

SIX MONTHS ENDED JUNE 30, 2005

         We recorded sales of $8.85 million for the six months ending June 30, 2005. Sales in 2005 are related to sales of products by Antik. During the six months, we had total sales of $0.7 million to Blue Concept Europe Limited, an entity owned by the principal shareholder. Gross profit for the six months ending June 30, 2005 was $4.46 million, or 50%. Management expects that sales will continue to increase in the quarter ended September 30, 2005, although the rate of this increase will depend on the co-ordination of our vendors to catch up with the increased amount of purchase orders.

         Selling, distribution and administrative expenses totaled $2.19 million and included purchases of sample fabric, freight, advertising, commissions, travel and trade show expense. The principal components were professional and consulting fees ($0.52 million), and fees paid to Blue Concept, LLC under a service agreement ($0.63 million) (see P.33 Related Party Transactions).

         Net income after provision for taxes was $1.66 million. Other than the minimum tax of $800 for the State of California, previous members of Antik have agreed not to require distributions for their individual tax liabilities for the period up to the exchange transaction. Therefore, our tax provisions were based on the income between April 30 and June 30, 2005. Net Income was affected in the second quarter by the costs associated with the exchange transaction with Antik, namely $0.30 million on professional fees and $0.18 million in accrual for the cost of issuing 102,079 post-reverse-stock-split shares as a finders' fee to the facilitator of the transaction.

LIQUIDITY AND CAPITAL RESOURCES

         Net cash used by operating activities for the six months ended June 30, 2005 was ($0.66 million). The deficit was created by an increase of $3.42 million in inventory and was financed by an increase of $1.29 million in accounts payable and by additional contributions/paid-in capital of $0.69 million from Mr. Guez.

         Since the beginning of 2005, Mr. Guez has personally contributed $1,200,000 in fabric inventory and $686,200 in cash to Antik. From time to time, he also supports us with temporary advances. As of June 30, 2005, we had advances totaling $141,549 from Mr. Guez.

         We use a factor for Antik for working capital and credit administration purposes. Under the factoring agreement, the factor purchases a substantial portion of the trade accounts receivable and assumes all credit risk with respect to such accounts.

         The factor agreement, which terminates on October 18, 2005, provides that Antik can borrow an amount up to 85% of the value of our approved factored customer invoices, less a reserve of 15% of unpaid accounts purchased and 100% of all such accounts which are disputed. As of June 30, 2005, the amount of the reserve held by the factor was approximately $464,000. The factor commission is 0.08% of the customer invoice amount for terms up to 90 days, plus one quarter of one percent (.25%) for each additional thirty-day term. The factor agreement has been amended to terminate on July 24, 2006 and includes Blue Holdings Inc. as an additional borrower. The amendments, dated to be effective July 25, 2005, also make available to both Blue Holdings Inc and Antik Denim, L.L.C. a combined line of credit up to $1.5 million against inventory. We can borrow against inventory up to 33.3% of the value of eligible raw materials and finished goods. By another amendment dated September 1, 2005, the advance ratio against approved factored invoices has been revised to 90%. Furthermore, the credit facilities will automatically be renewed after July 24, 2006 and will thereafter be subject to 120 days' termination notice from either party.

         Receivables sold in excess of maximums established by the factor are subject to recourse in the event of nonpayment by the customer. At June 30, 2005, items subject to recourse approximated $998,863. We are contingently liable to the factor for merchandise disputes, customer claims and the like on receivables sold to the factor.

         To the extent that we draw funds prior to the deemed collection date of the accounts receivable sold to the factor, interest is charged at the rate of 1% over the factor's prime lending rate per annum. Factor advances are collateralized by the factored and non-factored accounts receivable, inventories and the personal guarantee of Mr. Guez and Blue Concept, LLC, a company co-owned by him and Elizabeth Guez.

         Our primary source of liquidity is expected to be cash flow generated from operations, cash and cash equivalents currently on hand, and working capital attainable through our factor.

         Additionally, pursuant to the provisions of the Exchange Agreement among us, Antik, and the members of Antik, the members of Antik agreed that, in the event that our shareholders' equity (on a consolidated basis following the closing of the transactions contemplated by that agreement) as reported in our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 (the "Consolidated Equity") was less than $5,000,000, the members would contribute, within fifteen (15) days following the filing of such periodic report, equity capital to us in an amount equal to the difference between $5,000,000 and the actual Consolidated Equity reported in such periodic report ("Required Contribution"). In the case of such Required Contribution, each of the Antik members agreed that no additional shares of the our capital stock would be issued in consideration of such Required Contribution, and therefore, the existing shareholders, including Antik's members, would not be further diluted. On June 27, 2005, we, Antik, Antik's former members (i.e., the members of Antik prior to the closing of the transactions contemplated by the Exchange Agreement), and Keating Reverse Merger Fund, a beneficiary of certain provisions of the Exchange Agreement, amended the Exchange Agreement to require that the Required Contribution is to be made, if at all, in connection with the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.

OFF-BALANCE SHEET ARRANGEMENTS

         At June 30, 2005 and December 31, 2004, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, variable interest or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

CONTRACTUAL OBLIGATIONS

         The following summarizes our contractual obligations at August 31, 2005 and the effects such obligations are expected to have on liquidity and cash flow in future periods:

                                                           PAYMENTS DUE BY PERIOD
                                     --------------------------------------------------------------
                                                  LESS THAN 1      1-3         3-5         AFTER
                                       TOTAL         YEAR         YEARS       YEARS       5 YEARS
----------------------------------   ----------   ----------   ----------   ----------   ----------
Operating leases .................   $2,298,021   $  206,062   $  434,013   $  464,925   $1,193,021
Employment obligations ...........   $1,172,308   $  240,000   $  480,000   $  452,308
                                     ----------   ----------   ----------   ----------   ----------
     Total contractual obligations   $3,470,329   $  446,062   $  914,013   $  917,233   $1,193,021
                                     ==========   ==========   ==========   ==========   ==========


         On July 8, 2005, we entered into an Employment Agreement with Philippe Naouri based on the foregoing letter agreement entered into with Antik. This agreement was amended on August 23, 2005. Pursuant to the terms of Mr. Naouri's employment agreement, as amended, Mr. Naouri was engaged by us as a fashion director and senior vice president in charge of design, development, manufacturing, marketing and wholesale of apparel and related accessories bearing the "Antik Denim" trademark for a term of 5 years commencing on July 11, 2005 and terminating on July 10, 2010. Mr. Naouri will receive an annual salary of $240,000.

         On August 27, 2005, the Company opened a retail store on Melrose Avenue, Los Angeles, California and took over all the obligations of a 10-year property lease which was entered into by Blue Concept LLC in April 2005. The lease will expire on March 15, 2015.

         CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

         Revenue is recognized when merchandise is shipped to the customer based upon agreed terms and is recorded net of estimated returns, charge backs and markdowns based upon management's estimates and historical experience.

         Trade accounts receivable are recorded at invoiced amounts, less amounts accrued for returns, discounts and allowances. An allowance is provided for specific customer accounts where collection is doubtful and for inherent risk in ultimate collectibility. There is no off-balance sheet credit exposure related to customer receivables.

         Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first -out ("FIFO") method.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates

RECENT ACCOUNTING PRONOUNCEMENTS

         In December 2004, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 123R "Share Based Payment." This statement is a revision of SFAS Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement will become effective for the company at the first quarter of 2006.. The Company has evaluated the effects of the adoption of this pronouncement and has determined it will not have a material impact on the Company's financial statements.

         In March, 2005, the Securities and Exchange Commission's ("SEC") Office of the Chief Accountant and its Division of Corporation Finance released Financial Accounting Bulletin No. 107, "Share-Based Payment" (SAB 107). SAB 107 provides interpretive guidance related to the interaction between Statement of Financial Accounting Standard No. 123R "Shared Based Payment" (SFAS 123R) and certain SEC rules and regulations. SAB 107 provides the staff's views regarding the valuation of shared-based payment arrangements for public companies and stresses the importance of including appropriate disclosures within SEC filings, particularly during the transition to SFAS 123R.

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29" ("SFAS No. 153"). SFAS No. 153 amends Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions", to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS No. 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. The Company does not routinely enter into nonmonetary exchanges. Accordingly, the Company does not expect that the adoption of SFAS No. 153 will have a significant effect on the Company's financial statement presentation or disclosures.

                                    BUSINESS

CORPORATE HISTORY

         Blue Holdings, Inc., formerly known as Marine Jet Technology Corp., was incorporated in the state of Nevada on February 9, 2000. From its inception up to January 20, 2005, the Company focused on developing and marketing boat propulsion technology developed by Jeff P. Jordan.

         Prior to our inception, Mr. Jordan was granted several patents in the United States, the European Union, Australia and New Zealand. These patents protect various elements of a marine propulsion system that Mr. Jordan developed with Robert J. Tomlinson. Also prior to our formation, Mr. Jordan asked David L. Lyman, who owned and operated a contract-manufacturing firm, to assist in the design of a prototype engine. Mr. Lyman would assist in making the propulsion system suitable for mass production using automated equipment.

         On May 19, 2000, we entered into a Proprietary Rights Agreement with Mr. Lyman, whereby we received any and all proprietary rights and future benefits derived from Mr. Lyman's design, development and work on the prototype propulsion system. Pursuant to this agreement, we issued 1,000,000 shares of our common stock to Mr. Lyman. The value of Mr. Lyman's proprietary rights was negotiated between and among Messrs. Lyman, Jordan and Tomlinson.

         On May 19, 2000, we entered into a Technology License Agreement with Messrs. Jordan and Tomlinson. In accordance with this agreement, Messrs. Jordan and Tomlinson assigned the rights to three United States patents they owned as individuals, as well as any improvements, reissues or extensions of those patents in the United States or abroad to the Company. In exchange for these patent rights, we issued an aggregate of 15,875,000 shares of our common stock, of which Mr. Jordan received 14,287,500 common shares and Mr. Tomlinson received 1,587,500 shares of common stock.

         In August of 2001, we purchased assets from Mr. Jordan for cash. The assets included a test boat, patterns for component castings and related equipment. During 2002 and 2003, Mr. Jordan continued to develop the prototype system in the test boat and developed various designs to improve the performance of the prototype system. This led to the development of the Variable Marine Jet design, our second generation system, which was the subject of a Patent Cooperation Treaty (PCT) patent filing in December 2003.

         We developed a fully operational prototype propulsion system, referred to as the first generation system, which served as a test bed for further development. This system underwent testing, research and further development by our management.

         We intended to develop marine jet propulsion systems for sale and to license the rights to manufacture such systems and/or boats incorporating such technology under the name "Quick Jet." We sought to develop and market the Quick Jet technology to produce a proprietary marine jet propulsion system that offered the low-speed thrust and acceleration of a propeller drive, while retaining the safety, convenience and maneuverability of a traditional jet design.

         We intended to market our water-jet system for commercial use under the name "WorkJET." With more thrust at low boat speeds and larger load carrying capacity than previous marine engine types, our management believed that the WorkJET would operate efficiently both inshore and in heavy seas. It has the shallow draft of a jet, yet the stability, sea-keeping and dynamic breaking of a propeller in big swells. We believed that this market was ideal for our product because jet propulsion systems are preferred in the fishing industry for their shallow draft and ability to operate over nets.

         Our goal was to sell the Quick Jet system in combination with available marine motors to boat manufacturers, who would produce boats incorporating the licensed technology. Since our inception, the Company has been unable to generate significant revenue from this business plan. In January 2005, we determined that we were unable to further pursue our business plan of developing marine jet propulsion systems for sale and licensing of the manufacturing rights without raising significant additional financing needed for further patent filings, Variable Marine Jet prototype development, marketing expenses, working capital and to fund the significant expense of operating as a public company.

         On January 11, 2005, Mr. Jordan entered into a Securities Purchase Agreement ("Purchase Agreement") with Keating Reverse Merger Fund, LLC ("KRM Fund"), under which KRM Fund agreed to purchase, and Mr. Jordan agreed to sell, an aggregate of 15,306,500 shares of our common stock owned by him for a purchase price of $440,000, or $0.029 per share.

         On January 20, 2005, we entered into an Assumption Agreement with Mr. Jordan and Intellijet Marine, Inc. ("Intellijet"), a Nevada corporation that we established as a wholly-owned subsidiary. Under the Assumption Agreement, we transferred all of our assets, except for 21,822,570 shares of common stock of Intellijet and approximately $2,500 in cash, to Intellijet. Intellijet agreed to assume all of our liabilities and obligations and to indemnify us for any loss we incur with respect to the assumed liabilities. Mr. Jordan and Intellijet also agreed to release us from any and all obligations and claims whatsoever.

         On February 4, 2005, we completed the distribution of all 21,822,570 shares of common stock of Intellijet owned by us pro rata to our shareholders of record as of January 24, 2005. Pursuant to the distribution, each of our shareholders received one share of common stock of Intellijet for each one share of our common stock owned of by our shareholders on the record date. Intellijet is now an independent company and will continue to operate our former business of developing marine jet propulsion technology; supplying mechanical components under the Quick JetTM brand name; and licensing boat manufacturers to produce boats incorporating Intelllijet's systems.

         Mr. Jordan completed the sale of his Company shares to KRM Fund on February 9, 2005. After the transfer of our marine propulsion assets and business to Intellijet, the Company was a public "shell" company with nominal assets, liabilities or ongoing operations whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.

         On April 14, 2005, we entered into an Exchange Agreement (the "Exchange Agreement") with Antik Denim, LLC, a California limited liability company ("Antik"), the members of Antik (the "Antik Members"), and KRM Fund. The closing of the transactions contemplated by the Exchange Agreement occurred on April 29, 2005. At the closing, we acquired all of the outstanding membership interests of Antik (the "Interests") from the Antik Members, and the Antik Members contributed all of their Interests to us. In exchange, we issued to the Antik Members 843,027 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), which, as a result of the approval by a substantial majority of our outstanding shareholders entitled to vote and the approval by our Board of Directors, of amendments to our Articles of Incorporation that (i) changed our name to Blue Holdings, Inc., (ii) increased our authorized number of shares of common stock to 75,000,000, and (iii) adopted a 1-for-29 reverse stock split, on June 7, 2005 converted into 708,984,875 shares of our common stock on a pre-reverse stock split basis and 24,447,783 shares of our common stock on a post-reverse stock split basis.

         At the closing, Antik became our wholly-owned subsidiary. The exchange transaction was accounted for as a reverse merger (recapitalization) with Antik deemed to be the accounting acquirer, and us deemed to be the legal acquirer.

         As a result of the closing of the transactions contemplated by the Exchange Agreement, the Antik Members (together with Elizabeth Guez, our Chief Operating Officer, and Patrick Chow, our Chief Financial Officer) hold approximately 93.7% of the outstanding shares of our common stock, and our shareholders existing immediately prior to the closing hold approximately 3.8% of our outstanding shares of common stock.

         Following the closing of the transactions contemplated by the Exchange Agreement, Paul Guez, one of the former Antik Members, became our Chairman, Chief Executive Officer and President. Mr. Guez has over 30 years experience in the apparel industry and is best known as the founder of Sasson Jeans, which he founded in 1976. Since 1989, Mr. Guez has engaged in the design, marketing, manufacturing and wholesale distribution of premium fashion and denim collections, including for a growing stable of contemporary brands, such as U, Taverniti So Jeans, Duarte Jeans, Elvis, Memphis Blues and Grail Jeans.

         Additionally, Philippe Naouri and Alexandre Caugant, French denim innovators, Antik's principal designers, and two of the former Antik Members continue to provide design services to us. Mr. Naouri has worked on such international brands as Diesel, Levi's and G-Star, and Mr. Caugant has worked on the GOA brand in France.

RECENT DEVELOPMENTS

         On July 5, 2005, we entered into a ten-year License Agreement, effective July 1, 2005, with Yanuk Jeans, LLC ("Yanuk"). Under the terms of the License Agreement, we became the exclusive licensor for the design, development, manufacture, sale, marketing and distribution of Yanuk's products to the wholesale and retail trade. We will pay to Yanuk a royalty of six percent (6%) of all net sales of the products licensed under the agreement and a guaranteed minimum royalty on a quarterly basis as further set forth in the License Agreement. In addition, during the term of the License Agreement, we have the option to purchase from Yanuk the property licensed under the License Agreement, consisting of certain trademarks and a design patent, at the fair market value of such property on the date of the exercise of the purchase option. Yanuk is wholly-owned by Paul Guez, our Chairman, Chief Executive Officer and President, and a majority shareholder. The License Agreement was approved by a majority of our Board of Directors including all of our independent directors.

         On August 27, 2005, we opened a retail store in Los Angeles and assumed all the obligations of a 10-year property lease which was previously signed by Blue Concept LLC in April, 2005.

         Effective September 8, 2005, Antik entered into a Licensing Term Sheet (the "Term Sheet") with Titan Industries, Inc., a California corporation ("Titan").

         Pursuant to the Term Sheet, Antik agreed to enter into a formal license agreement to provide Titan with an exclusive right to use the "Antik Denim" trademark for the sale of men's and women's footwear in the United States and its possessions and territories, Canada and Mexico, and to provide a right of first refusal for similar use of the trademark in Europe and South America. Compensation for use of the "Antik Denim" trademark will consist of a royalty calculated as 6% of Titan's net sales. Titan has agreed to guarantee payment of royalties on identified minimum net sales amounts ranging from $1.5 to $15 million over each of the next six years, and to spend at least 2% of such minimum net sales amounts during each year on advertising its Antik Denim trademarked products. The royalty amount may be adjusted downward in the event that Antik's gross sales do not reach $20 million during any single year of the term of the formal license agreement.

         The formal license agreement will have a term of forty-two (42) months, with one five year renewal option, provided, however, Titan will be entitled to terminate the agreement after the first eighteen (18) months to the extent that sales of its Antik Denim trademarked products are not satisfactory in its discretion. Titan is to pay $22,500 upon execution of the formal license agreement as an advance against royalties due for the first year. Pursuant to the Term Sheet, the formal license agreement must be entered into within 30 days of the execution of the Term Sheet, and if for any reason it is not executed, the Term Sheet will be deemed to be a binding licensing agreement and all missing terms will be deemed to be those which are usual and customary in the industry.

BUSINESS OF BLUE HOLDINGS, INC.

     GENERAL OVERVIEW

         We, directly and through our wholly-owned subsidiary, Antik Denim, L.L.C., which was formed in September 2004, design, develop, manufacture, market, distribute and sell high end fashion jeans, apparel and accessories. We market, distribute and sell "Antik Denim" and, as a result of recent license agreement with Yanuk, "Yanuk" brand products in the United States, and internationally in countries that include, but are not limited to, Canada, Belgium, France, Germany, Sweden, Italy, Mexico and Japan.

         We market and distribute our products by participating in industry trade shows, as well as through our show rooms in Los Angeles and New York. We maintain distributor relationships in the United Kingdom, France, Germany, Sweden, Greece, Belgium, Italy, Mexico and Japan. With respect to the Antik Denim brand, except for Mexico and Japan, we currently have no exclusive or long term distribution agreements with any party covering any territory, and do not depend on any single distributor to distribute our products. With respect to the Yanuk brand, except for Mexico and Japan, we currently have no exclusive or long term distribution agreements with any party covering any territory, and do not depend on any single distributor to distribute our products. Our distributors often, but not always, purchase products from us at a discount for resale to their customers in their respective territories. Our distributors warehouse our products at their expense and they ship to and collect payment from their customers directly.

         Our products are sold in the United States to department stores and boutiques such as Saks Fifth Avenue, Neiman Marcus, Nordstrom, Barney's, Bloomingdales, Bergdorf Goodman, Atrium, Fred Segal, Intermix, Kitson, and Bendel, as well as smaller boutiques throughout the country.

         Our products are sold internationally to department stores and boutiques such as Lane Crawford in Hong Kong, Harrods and Harvey Nichols in the United Kingdom, Barneys and Isetan in Japan, Galleries Lafayette in France, and Holt Renfrew in Canada.

         We intend to operate certain flagship stores domestically and to license overseas operators to open retail stores that focus on high end fashion denim generally, and the Antik Denim and Yanuk brands, in particular. While there is no existing plan with respect to the roll-out of such stores, the first retail store was opened on August 27, 2005 on Melrose Avenue in Los Angeles.

         We also intend to license our proprietary owned and licensed trademarks with respect to products that we believe are not in our core line of business. While there is no existing plan with respect to the types of products to which we intend to license our proprietary trademarks, on September 8, 2005, Antik entered into a term sheet license agreement with Titan Industries, Inc. that provides Titan with an exclusive right to use the "Antik Denim" trademark for the sale of men's and women's footwear in the United States and its possessions and territories, Canada and Mexico, and a right of first refusal for similar use of the trademark in Europe and South America.

     EMPLOYEES

         As of July 31, 2005, we had 79 employees, not including our three executive officers, Paul Guez, our Chairman, Chief Executive Officer and President, Elizabeth Guez, our Chief Operating Officer, and Patrick Chow, our Chief Financial Officer and Secretary. Of those employees, 17 are employed on a full time basis. The remaining 62 employees are part-time and season based employees. All of our employees are allocated under a service agreement with Blue Concept, LLC, an entity co-owned by Paul and Elizabeth Guez. A description of that service agreement is set forth below in the section entitled "Description of Property." Mr. Guez leads our product development, marketing and sales, and Ms. Guez oversees all product production, including our contract manufacturing activities. Our employees are not unionized and except as described in the paragraph below, no employees are subject to existing employment agreements.

         Antik executed a letter agreement dated March 21, 2005 with Messrs. Naouri and Caugant, two of its principal designers and former members, pursuant to which Antik agreed that, to the extent Antik closed its exchange transaction with us, Antik would, or would use its best efforts to cause us to, enter into employment agreements with each of Messrs. Naouri and Caugant whereby such individuals would (i) perform fashion design services for Antik or us, (ii) be entitled to receive annual salaries of $240,000, plus bonuses based on net sales arising from "Antik Denim" brand apparel, and (iii) be entitled to receive such other benefits as Antik or we may elect to offer to our other employees from time to time. On July 8, 2005, we entered into an Employment Agreement with Philippe Naouri based on the foregoing letter agreement entered into with Antik. This agreement was amended on August 23, 2005. Pursuant to the terms of Mr. Naouri's employment agreement, as amended, Mr. Naouri was engaged by us as a fashion director and senior vice president in charge of design, development, manufacturing, marketing and wholesale of apparel and related accessories bearing the "Antik Denim" trademark for a term of 5 years commencing on July 11, 2005 and terminating on July 10, 2010. Mr. Naouri will receive an annual salary of $240,000. Mr. Naouri is entitled to participate in our bonus, incentive stock option, savings and retirement plans as such plans become available. We have not yet entered into an agreement with Mr. Caugant but anticipate doing so on or before the end of the fiscal year ended December 31, 2005.

     OUR PRODUCTS

         Our principal products are high end fashion jeans that we design, manufacture, market, distribute and sell, including through our wholly-owned subsidiary, Antik Denim, L.L.C., under the "Antik Denim" and "Yanuk" labels. These jeans are sold in the United States and abroad to upscale retailers and boutiques.

         We currently sell men's and women's styles and are in the process of launching a children's line, Antik Denim and Yanuk brand jeans are made from high quality fabrics milled in the United States, Japan, Italy and Spain and are processed with cutting edge treatments and finishes. Our concepts and designs, including Antik Denim's distinct vintage western flair, and our extraordinary fit, embellishments, patent pending pockets, unique finishes, hand stitching, embroidery detail and other attention to detail and quality give Antik Denim and Yanuk brand jeans and apparel a competitive advantage in the high end fashion jean market.

         Our jeans are available in multiple combinations of washes, fabrics and finishes, with as many as 20 different combinations of colors, fabrics and finishes on certain styles. Indeed, we introduce new versions of our major styles each month - in different colors, washes and finishes. Although the majority of our sales arise from the sale of jean products, our product line is balanced by tops, including knits and wovens, and accessories, the sales of which we anticipate will continue to grow.

     PRODUCT STRATEGY

         Our overall product strategy is to offer multiple brands of apparel in the premium and better denim segments. As a result of the License Agreement with Yanuk Jeans, LLC, we currently market our products under the Antik Denim and Yanuk brands and plan to continue to further expand our brand portfolio by acquisition and/or license of existing apparel companies and/or brands, as applicable, in the premium or better segments of the industry, or the creation of new brands by our internal design team. While no definitive arrangement or plan is currently in place, we expect our management to periodically review potential acquisition targets and/or license partners and to make recommendations to our Board of Directors. Our goal to employ a multi-brand strategy diversifies the fashion and other risks associated with reliance on limited product lines. We believe the increase in demand for premium denim products over the last couple of years and relatively high retail price points for premium jeans, ranging from approximately $200 to $400, offers us a significant opportunity to increase our revenues and improve our profitability.

         We also intend to license our proprietary owned and licensed trademarks with respect to products that we believe are not in our core line of business. While there is no existing plan with respect to the types of products to which we intend to license our proprietary trademarks, on September 8, 2005, Antik entered into a term sheet license agreement with Titan Industries, Inc. that provides Titan with an exclusive right to use the "Antik Denim" trademark for the sale of men's and women's footwear in the United States and its possessions and territories, Canada and Mexico, and a right of first refusal for similar use of the trademark in Europe and South America.

         Over the last thirty years, Mr. Guez, our Chairman, Chief Executive Officer and President, has engaged in the design, marketing, manufacturing and wholesale distribution of premium fashion and denim collections, including Sasson Jeans and more recently, a growing stable of contemporary brands, such as U, Taverniti So Jeans, Duarte Jeans, Elvis, Memphis Blues and Grail Jeans. Our principle designers, Philippe Naouri and Alex Caugant have previously assisted world-renowned casual apparel companies such as Chevignon, Diesel, GOA, and Replay in the design and development of successful brands and products.

     OPERATING STRATEGY

         Our operating strategy is to continue to build on our strengths in brand development, marketing, distribution, and product sourcing capabilities to become the leading company in the high fashion denim apparel industry. Our goal is to leverage the expertise and relationships gained by our executive management and product design teams' prior experience in creating and developing premium denim apparel brands, product sourcing and manufacturing in the US, Mexico, and Asia, and distributing to high-end retail channels both domestically and internationally.

         Additionally, while we have a service agreement with Blue Concept in place, we have started to build our own team of professionals responsible for coordinating product manufacturing, material sourcing, and sales and marketing, all of whom have significant prior experience and established relationships in the denim apparel industry.

     GROWTH STRATEGY

         We plan to continue to expand our operations, revenues, and profits through our internal growth and the acquisition and/or license of complimentary apparel brands or companies that we may identify from time to time. We anticipate that our internal growth will be driven by (1) expansion of our product lines by introducing new styles and complimentary products and accessories, (2) expansion of our wholesale distribution, both domestically and internationally through high end retailers, and (3) the opening of select retail flagship stores domestically and the licensing of operators overseas to open stores to promote the identity of our brands. The first retail store opened on August 27, 2005 on Melrose Avenue in Los Angeles. The first product license, with respect to men's and women's footwear, was executed to be effective September 8, 2005. We anticipate that our growth strategy through acquisitions and/or licenses will involve the acquisition or license of additional companies and/or brands, as applicable, depending upon a company's and/or a brand's sales revenues, name and brand recognition, and/or synergies with the Antik Denim and Yanuk brands, with the ultimate goal of building a portfolio of lifestyle brands in the premium and better segments of the denim industry. While no definitive arrangement or plan is currently in place, we expect our management to periodically review potential acquisition targets and/or licensing partners and to make recommendations to our Board of Directors.

     SUPPLY STRATEGY

         We purchase our fabric, thread and other raw materials from various industry suppliers within the United States and abroad. We do not currently have any long-term agreements in place for the supply of our fabric, thread or other raw materials. The fabric, thread and other raw materials used by us are available from a large number of suppliers worldwide. During the six months ended June 30, 2005 only one supplier comprised greater than 10% of the Company's purchases. Purchases from this supplier comprised 13.3%.

     MANUFACTURING

         We presently outsource all of our manufacturing to contract vendors using just in time ordering. We use several contract vendors for our manufacturing needs with the bulk of purchases (approximately 70%) currently occurring from domestic (U.S.) factories. We are increasing the use of factories in Mexico and the Far East. We are not reliant on any one manufacturer and manufacturing capacity is readily available to meet our current and planned needs. We maintain rigorous quality control systems for both raw and finished goods. To maintain low fixed expenses, we will continue to outsource the vast majority of our production. We will add additional contractors as required to meet our needs.

         We believe we can realize significant cost savings in product manufacturing because of our strong relationships with a diverse group of U.S. and international contract manufacturers established by our management team through their prior experience in the apparel industry. Also the increase in production volume as a result of our multi-brand strategy will give us economies of scale to achieve more cost savings.

     COMPETITION

         The high-end fashion denim industry is very competitive and fragmented. Our competitors are companies such as Levi Strauss, Calvin Klein, Joe's Jeans, True Religion Apparel, Seven For All Mankind and Citizens of Humanity.

         Our competitive edge lies in our ability to create innovative concepts and designs, to develop products with extraordinary fit, and to expand our high quality fabrics and finishes, treatments and embellishments (including our patent pending pockets, hand stitching and embroidery detail). We believe that we offer value products that can successfully compete in the high end fashion denim industry.

     TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

         Antik is the holder of trademark applications for the "Antique Denim" and "Antik Denim" marks in the United States and various other foreign jurisdictions. Antik also owns several proprietary concepts and designs, including pending trademark and patent applications on its pocket designs. Yanuk, from whom we hold an exclusive license to exploit products based on the "Yanuk" brand, is the holder of several United States and foreign trademarks. We anticipate continuing to expand the Antik Denim and Yanuk brands, and their proprietary trademarks and designs, worldwide. We also anticipate taking, and have already taken, coordinated action to curb an increase in the domestic and international counterfeiting of Antik's stylized pocket design and other intellectual property, including, without limitation, through litigation if necessary.

     GOVERNMENT REGULATION AND SUPERVISION

         We benefit from certain international treaties and regulations, such as the North American Free Trade Agreement (NAFTA), which allows for the duty and quota free entry into the United States of certain qualifying merchandise. International trade agreements and embargoes by entities such as the World Trade Organization also can affect our business, although their impact has historically been favorable as it relates to Antik and Yanuk.

         We have implemented various programs and procedures, including unannounced inspections, to ensure that all of the apparel manufacturers with whom we contract fully comply with employment and safety laws and regulations governing their place of operation.

     RESEARCH AND DEVELOPMENT

         Mr. Guez, along with a team of designers, is responsible for the design and development of our product lines. There is no formal research and development plan at this time, however, since inception, we have apportioned significant resources on our research and development activities related to our designs.

FACILITIES

     PRINCIPAL EXECUTIVE OFFICES

         Our principal executive offices are located at 5804 E. Slauson Ave., Commerce California 90040. Our telephone number is (323) 725-5555.

     DESCRIPTION OF PROPERTY

         Our offices and warehouse are located in Commerce, California. It is from this facility that we conduct all of our executive and administrative functions, and ship Antik Denim and Yanuk brand products to our customers. We also maintain showrooms in both Los Angeles and New York City. The cost of operations at the Commerce facility and the showrooms is shared by several companies and is allocated to us pursuant to our service agreement with Blue Concept, LLC. We utilize approximately 15,000 sq. ft. of the Commerce, California facility and pay approximately $15,000 per month pursuant to this agreement with Blue Concept, LLC. We believe that the facilities utilized by us are well maintained, in good operating condition and adequate to meet our current and foreseeable needs.

         The service agreement with Blue Concept also provides that (i) in consideration of a monthly service fee of $78,500, Blue Concept provides us services in the following areas: MIS, human resources, sales, customer service, EDI Support, quality control, purchasing, import/export services, graphic design, laundry and distribution; and (ii) we share with Blue Concept 15% of the actual telephone, utilities and office supply expenses incurred by Blue Concept, as evidenced by actual invoices presented to us.

         On August 27, 2005, we opened a retail store in Los Angeles and assumed all the obligations of a 10-year property lease which was previously signed by Blue Concept LLC in April, 2005.

LEGAL PROCEEDINGS

         Except as described below, we are not involved in any legal proceedings that require disclosure in this report.

         On August 22, 2005, Antik filed a lawsuit against two companies that we believe have encroached on its highly identifiable, stylized pocket design. The complaint was filed in the United States District Court in Los Angeles against Turn On Products, Inc., d/b/a Younique Clothing, and Alloy Incorporated. The unique design in question is copyrighted, and is the subject of pending trademark and design patent registration claims. The complaint alleges, among other matters, that the companies are violating federal and state trademark, copyright, unfair trade practices and unfair competition statutes and laws, and seeks damages and injunctive relief against all parties.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the name, age and position of each of our executive officers and directors as of September 8, 2005.

     NAME                   AGE           POSITION HELD
     ----                   ---           -------------

Paul Guez (1)               60             Chairman, Chief Executive Officer and
                                           President
Patrick Chow                52             Chief Financial Officer and Secretary
Elizabeth Guez (1)          52             Chief Operating Officer
Kevin R. Keating            65             Director
Marshall Geller             66             Director

----------
(1) Paul Guez and Elizabeth Guez are married.

         PAUL GUEZ became our Chairman, Chief Executive Officer and President on April 29, 2005. Mr. Guez is the sole Manager of Antik, and is co-owner and Chief Executive Officer of Blue Concept, LLC and its several affiliates, which are engaged in the design, marketing, manufacturing and wholesale distribution of premium fashion collections for a growing stable of contemporary brands, including Yanuk (which we exclusively licensed in July 2005), U, Taverniti So Jeans, Duarte Jeans, Elvis, Memphis Blues and Grail Jeans. For the nine year period prior to the formation of Blue Concept in 2002, Mr. Guez co-operated Azteca Production International, Inc., a Los Angeles based manufacturer of denim apparel. Mr. Guez started his career in the apparel industry in 1976, when he launched Sasson Jeans.

         PATRICK CHOW became our Chief Financial Officer and Secretary on April 29, 2005. Mr. Chow was Chief Financial Officer and a director of Tarrant Apparel Group from January 2002 to August 2004 and stayed as a consultant until January, 2005. He joined Tarrant as Treasurer in November, 1998. From 1996 to 1998, he served as General Manager of Fortune Chart Consultants Limited in Hong Kong where he provided financial consulting services to corporate clients. Mr. Chow has a Bachelor of Arts degree from the University of Hong Kong and two diplomas in Banking and Financial Studies from the Chartered Institute of Bankers, United Kingdom.

         ELIZABETH GUEZ became our Chief Operating Officer on April 29, 2005. Ms. Guez is also the Chief Operating Officer for Blue Concept, LLC and several of its affiliates. From 1970 through 1978, Ms. Guez attended Monmouth (West Longbranch, NJ) and Fashion Institute of Technology of New York City. From 1974-1982, she held various buying and store line positions for the Bamberger/Macy organization. Ms. Guez subsequently held various sales and merchandising positions with Esprit de Corp, Chaus, and Jag of Beverly Hills.

         KEVIN R. KEATING has served on our Board of Directors since January 2005 and prior to the consummation of our exchange transaction with Antik, served as our sole officer and director. Mr. Keating is an investment executive and for the past nine years has been the Branch Manager of the Vero Beach, Florida, office of Brookstreet Securities Corporation. Brookstreet is a full-service, national network of independent investment professionals. Mr. Keating services the investment needs of private clients with special emphasis on equities. He is currently a director of public companies including 99 Cent Stuff Inc., Catalyst Lighting Group, Inc., Wentworth I, Inc., Qorus.com, Inc., Multilink Telecommunications, Inc., and Century Pacific Financial Corporation. For more than 35 years, he has been engaged in various aspects of the investment brokerage business. Mr. Keating began his Wall Street career with the First Boston Company in New York in 1965. From 1967 through 1974, he was employed by several institutional research boutiques where he functioned as Vice President Institutional Equity Sales. From 1974 until 1982, Mr. Keating was the President and Chief Executive Officer of Douglas Stewart, Inc., a New York Stock Exchange member firm. Since 1982, he has been associated with a variety of firms as a registered representative servicing the needs of individual investors. Mr. Keating is also the manager and sole member of Vero Management, LLC, which had a management agreement with Marine that was terminated effective as of the Closing.

         MARSHALL GELLER became a member of our Board of Directors on August 1, 2005. Mr. Geller is a co-founder and Senior Managing Director of St. Cloud Capital Partners, L.P., a Los Angeles, California-based mezzanine fund formed in December 2001. He is also the Chairman and CEO of Geller & Friend Capital Partners, a Los Angeles based private merchant bank. He has extensive experience initiating, arranging and making investments in public and private companies. Mr. Geller spent over twenty years as Senior Managing Director for Bear, Stearns & Company, with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. He is currently a director of public companies including 1st Century Bank, NA, ValueVision Media, Inc., GP Strategies Corporation, and Viking Systems, Inc., Mr. Geller also serves as a member of the Board of Governors of Cedars-Sinai Medical Center, Los Angeles. He was previously the Interim Co-Chairman of Hexcel Corporation and Interim President and COO of Players International, Inc. Mr. Geller graduated from California State University, Los Angeles, with a BS in Business Administration, where he currently serves on the Dean's Advisory Council for the College of Business & Economics.

BOARD COMPOSITION AND COMMITTEES

         Our board of directors currently consists of three members. Each director was elected either at a meeting of shareholders or by written consent of the shareholders and serves until our next annual meeting or until his or her successor is duly elected and qualified.

         Our board has an Audit Committee which is comprised of the Board's two independent directors, Messrs. Keating and Geller. Mr. Keating is the Chairman of the Audit Committee. Our board does not have a compensation committee or nominating and corporate governance committee. The functions customarily delegated to these committees are performed by our full board of directors. We intend to establish each of these committees to the extent we expand our board to include at least three directors who are independent directors under the applicable rules of the SEC and NASDAQ.

DIRECTOR COMPENSATION

         Our two non-employee directors receive cash compensation equal to $5,000 per year, paid quarterly, for their services as directors, and are also reimbursed for their reasonable expenses incurred on our behalf or in attending meetings. Additionally, the chairman of the Board's Audit Committee receives cash compensation equal to $2,000 per year, paid quarterly, for his services as the Chairman. In August 2005, we granted each of Messrs. Keating and Geller, our two non-employee directors, an option to purchase 30,000 shares of our common stock at an exercise price of $8.10 per share. These options were granted under our 2005 Stock Incentive Plan. At the same time, we granted to Mr. Keating an option to purchase an additional 2,000 shares of our common stock at an exercise price of $8.10 per share in consideration for his service as Chairman of the Board's Audit Committee.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated executive officers whose compensation exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to us in all capacities for our fiscal year which commenced on September 13, 2004 (the inception of Antik Denim, LLC) and ended December 31, 2004. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constituted less than 10% of the total annual salary and bonus for the executive officer during the applicable fiscal year.

                                                                                                   LONG-TERM
                                                                                                 COMPENSATION
                                                             ANNUAL COMPENSATION                    AWARDS
                                                 -------------------------------------------    --------------
                                                                                                   NUMBER OF
                                 FISCAL YEAR                                                      SECURITIES
NAME AND                            ENDED                                      OTHER ANNUAL       UNDERLYING
PRINCIPAL POSITION               DECEMBER 31,      SALARY         BONUS        COMPENSATION         OPTIONS
------------------------------   ------------    -----------    -----------   --------------    --------------
Paul Guez.....................      2004            Nil            Nil             Nil               Nil
   Chief Executive Officer
   and Manager


         Under the terms of Antik's Operating Agreement dated to be effective September 13, 2004 (the "Operating Agreement"), by and among the Antik Members, including Mr. Guez, certain of the Antik Members (not including Mr. Guez) were entitled to receive, and were receiving since September 13, 2004, distributions under the Operating Agreement. Since inception through December 31, 2004, such distributions totaled $79,190. At the closing of the transactions contemplated by the Exchange Agreement with Antik, the terms and conditions of the Operating Agreement terminated and those Antik Members previously receiving distributions are no longer entitled to such distributions. At the closing, we became the sole member of Antik and have established such terms and conditions with respect to the operation and governance of Antik as we deem appropriate.

OPTION GRANTS IN 2004

         Antik is a limited liability company formed under the laws of the State of California. During the period from its inception (September 13, 2004) through December 31, 2004, it did not maintain any membership interest option or profits interest plan. Accordingly, Antik did not grant options to purchase membership or profits interests during the period from its inception (September 13, 2004) through December 31, 2004.

2005 STOCK INCENTIVE PLAN

         Our 2005 Stock Incentive Plan was adopted and became effective in May 2005. A total of 2,500,000 shares of common stock have been reserved for issuance upon exercise of awards granted under the 2005 Stock Incentive Plan. Any shares of common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the 2005 Stock Incentive Plan.

         Our 2005 Stock Incentive Plan will terminate after 10 years from the date on which our board approved the plan, unless it is terminated earlier by our board. The plan authorizes the award of stock options and stock purchase grants.

         Our 2005 Stock Incentive Plan is administered by our full board of directors. To the extent we expand our board of directors, we intend to form a compensation committee, all of the members of which will be independent directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. Following its formation, the compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

         Our 2005 Stock Incentive Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to employees of ours or any parent or subsidiary of ours. All awards other than incentive stock options may be granted to our employees, officers, directors, consultants, independent contractors and advisors of ours or any parent or subsidiary of ours. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% shareholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options will be determined by our compensation committee when the options are granted.

         In general, options will vest over a four-year period. The term of options granted under our 2005 Stock Incentive Plan may not exceed 10 years.

         Awards granted under our 2005 Stock Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise restricted by our compensation committee, nonqualified stock options may be exercised during the lifetime of the optionee only by the optionee, the optionee's guardian or legal representative or a family member of the optionee who has acquired the option by a permitted transfer. Incentive stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee's guardian or legal representative. Options granted under our 2005 Stock Incentive Plan generally may be exercised for a period of three months after the termination of the optionee's service with us or any parent or subsidiary of ours. Options will generally terminate immediately upon termination of employment for cause.

         The purchase price for restricted stock will be determined by our board of directors or compensation committee, as applicable, at the time of grant. Stock bonuses may be issued for past services or may be awarded upon the completion of services or performance goals.

         If we are subject to a change in control transaction, all outstanding awards may be assumed or replaced with a substitute grant by the successor company, if any. If the outstanding awards are not assumed by a successor company, if any, then all remaining unexercised options shall become vested and fully exercisable.

EMPLOYMENT CONTRACTS

         Except as described in this section, we and Antik are not parties to any employment agreements with any of our respective executive officers.

         Antik executed a letter agreement dated March 21, 2005 with Messrs. Naouri and Caugant, two of its principal designers and former members, pursuant to which Antik agreed that, to the extent Antik closed its exchange transaction with us, Antik would, or would use its best efforts to cause us to, enter into employment agreements with each of Messrs. Naouri and Caugant whereby such individuals would (i) perform fashion design services for Antik or us, (ii) be entitled to receive annual salaries of $240,000, plus bonuses based on net sales arising from "Antik Denim" brand apparel, and (iii) be entitled to receive such other benefits as Antik or we may elect to offer to our other employees from time to time. On July 8, 2005, we entered into an Employment Agreement with Philippe Naouri based on the foregoing letter agreement entered into with Antik. This agreement was amended on August 23, 2005. Pursuant to the terms of Mr. Naouri's employment agreement, as amended, Mr. Naouri was engaged by us as a fashion director and senior vice president in charge of design, development, manufacturing, marketing and wholesale of apparel and related accessories bearing the "Antik Denim" trademark for a term of 5 years commencing on July 11, 2005 and terminating on July 10, 2010. Mr. Naouri will receive an annual salary of $240,000. Mr. Naouri is entitled to participate in our bonus, incentive stock option, savings and retirement plans as such plans become available. We have not yet entered into an agreement with Mr. Caugant but anticipate doing so on or before the end of the fiscal year ended December 31, 2005.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

         The Nevada Revised Statutes and certain provisions of our Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

         In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

         We have entered into separate but identical Indemnification agreements (the "Indemnification Agreements") with each of our directors and executive officers (the Indemnitees"). Pursuant to the terms and conditions of the Indemnification Agreements, we indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of us or our subsidiaries, provided, however, that the Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

         A shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table presents information regarding the beneficial ownership of our common stock as of September 8, 2005 and as adjusted to reflect the sale of the common stock in this offering by:

         o        each  of  the  executive   officers   listed  in  the  summary
                  compensation table;

         o        each of our directors;

         o        all of our directors and executive officers as a group;

         o each shareholder known by us to be the beneficial owner of more than 5% of our common stock; and

         o        each of the selling shareholders.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options from the company that are currently exercisable or exercisable within 60 days of September 8, 2005 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

         The information presented in this table is based on 25,557,200 shares of our common stock outstanding on September 8, 2005. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more shareholders named below is c/o Blue Holdings, Inc., 5804 E. Slauson Ave., Commerce, California 90040.

                                                    NUMBER OF SHARES                                        NUMBER OF SHARES
                                                   BENEFICIALLY OWNED                                      BENEFICIALLY OWNED
                                                   PRIOR TO OFFERING                                         AFTER OFFERING
                                            ---------------------------------       NUMBER OF        -------------------------------
NAME OF BENEFICIAL OWNER                     NUMBER          PERCENTAGE OF        SHARES BEING                       PERCENTAGE OF
                                                           SHARES OUTSTANDING        OFFERED          NUMBER      SHARES OUTSTANDING
------------------------------------        -----------    ------------------   -----------------    ---------    ------------------
EXECUTIVE OFFICERS AND DIRECTORS:
Paul Guez (1).......................        18,433,647           72.1%                18,433,647           --                 --
Patrick Chow (2)....................            30,000             *                      30,000           --                 --
Elizabeth Guez (3)..................        18,433,647           72.1%                18,433,647           --                 --
Kevin R. Keating (4)................            46,483             *                      34,483       12,000                  *
Marshall Geller (5).................            10,000             *                          --       10,000                  *
All 3 directors and executive
   officers as a group .............        18,520,130           72.5%                18,498,130       22,000                 --

5% SHAREHOLDERS:
Meyer Abbou (6)                              2,004,741            7.8%                 2,004,741           --                 --
Philippe Naouri (7)                          1,739,741            6.8%                 1,739,741           --                 --
Alexandre Caugant (8)                        1,739,741            6.8%                 1,739,741           --                 --


                                       32

                                                                                                           --                 --
                                                                                                           --                 --
OTHER SELLING SHAREHOLDERS:
Keating Reverse Merger Fund, LLC (9)           700,225           2.75%                   700,225           --                 --
5251 DTC Parkway, Suite 1090
Greenwood Village, Colorado 80111
Woodman Management Corporation (10)            500,000           1.96%                   500,000           --                 --
 3940 Laurel Canyon Boulevard, Suite 327
 Studio City, California 91604
Alan Kersh (11)                                102,079             *                     102,079           --                 --
c/o Savoy Capital Advisors Inc.
689 Fifth Avenue, 14th Floor
New York, NY 10022

TOTAL:                                      25,306,657           98.9%                25,284,657       22,000                 --

*       Less than 1%

(1) Consists of 16,433,647 shares of common stock beneficially held by Mr. Guez, and 2,000,000 shares of common stock beneficially held by Mr. Guez' spouse, Elizabeth Guez.

(2)      Consists of 30,000 shares of common stock.

(3)      Consists of 2,000,000 shares of common stock  beneficially  held by Ms.
         Guez, and 16,433,647 shares of common stock beneficially held by Ms. Guez' spouse, Paul Guez.

(4) Consists of (i) 34,483 shares of common stock, and (ii) 12,000 shares of common stock that may be acquired from us within 60 days of September 8, 2005 upon the exercise of outstanding stock options. Kevin
         R. Keating, a director of the company, is the father of the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KRM Fund, a selling shareholder. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KRM Fund or Keating Securities, LLC and disclaims any beneficial interest in the shares of our common stock owned by KRM Fund. Similarly, Keating Investments, LLC, KRM Fund and Keating Securities, LLC disclaim any beneficial interest in the shares of our common stock currently owned by Kevin R. Keating.

(5) Consists of 12,000 shares of common stock that may be acquired from us within 60 days of September 8, 2005 upon the exercise of an outstanding stock option.

(6)      Consists of 2,004,741 shares of common stock.

(7)      Consists of 1,739,741 shares of common stock.

(8)      Consists of 1,739,741 shares of common stock.

(9) Consists of 700,225 shares of common stock. Keating Investments, LLC is the managing member of this selling shareholder. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Timothy Keating, the President and principal member of Keating Investments, LLC, exercises voting and investment authority over the shares held by this selling shareholder. Timothy Keating is the son of Kevin R. Keating, a director of the company. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KRM Fund or Keating Securities, LLC and disclaims any beneficial interest in the shares of our common stock owned by KRM Fund.

(10) Consists of 500,000 shares of common stock. David Weiner exercises voting and investment authority over the shares held by this selling shareholder. Mr. Weiner resigned from our Board of Directors effective July 28, 2005.

(11)     Consists of 102,079 shares of common stock.

                           RELATED PARTY TRANSACTIONS

         Other than the employment arrangements described above in "Employment Contracts" and the transactions described below, since September 13, 2004 (inception) there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

         o        in which the amount involved exceeds $60,000; AND

         o in which any director, executive officer, selling shareholder named in this prospectus, other shareholder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

PAUL GUEZ / ELIZABETH GUEZ

         On August 27, 2005, we opened a retail store in Los Angeles and assumed all the obligations of a ten-year property lease which was entered into by Blue Concept LLC in April, 2005. Blue Concept LLC is a company co-owned by Paul Guez and Elizabeth Guez. The lease is guaranteed by Paul Guez and Elizabeth Guez.

         On July 5, 2005, we entered into a ten-year License Agreement, effective July 1, 2005, with Yanuk Jeans, LLC ("Yanuk"). Under the terms of the License Agreement, we became the exclusive licensor for the design, development, manufacture, sale, marketing and distribution of Yanuk's products to the wholesale and retail trade. We will pay to Yanuk a royalty of six percent (6%) of all net sales of the products licensed under the agreement and a guaranteed minimum royalty on a quarterly basis as further set forth in the License Agreement. In addition, during the term of the License Agreement, we have the option to purchase from Yanuk the property licensed under the License Agreement, consisting of certain trademarks and a design patent, at the fair market value of such property on the date of the exercise of the purchase option. Yanuk is wholly-owned by Paul Guez, our Chairman, Chief Executive Officer and President, and a majority shareholder. The License Agreement was approved by a majority of our Board of Directors including all of our directors independent of and not affiliated with Yanuk.

         During the six months ending June 30, 2005, we had total sales of $0.7 million to Blue Concept Europe Limited, a company owned by Paul Guez.

         The cost of operations at our Commerce facility and our Los Angeles and New York showrooms is shared by several companies and is allocated to us pursuant to our service agreement ("service agreement") with Blue Concept, LLC, an entity co-owned by Paul Guez and Elizabeth Guez, our Chief Executive Officer and Chief Operating Officer, respectively, which is dated to be effective May 18, 2005. We utilize approximately 15,000 sq. ft of the Commerce, California facility and pay approximately $15,000 per month pursuant to this agreement with Blue Concept. We believe that the facilities utilized by us are well maintained, in good operating condition and adequate to meet our current and foreseeable needs. The service agreement with Blue Concept also provides that (i) in consideration of a monthly service fee of $78,500, Blue Concept provides us services in the following areas: MIS, human resources, sales, customer service, EDI Support, quality control, purchasing, import/export services, graphic design, laundry and distribution; and (ii) we share with Blue Concept 15% of the actual telephone, utilities and office supply expenses incurred by Blue Concept, as evidenced by actual invoices presented to us. The service agreement was approved by a majority of our Board of Directors including all of our directors independent of and not affiliated with Blue Concept.

         On April 14, 2005, we entered into the Exchange Agreement with Antik, the members of Antik, and KRM Fund. The closing of the transactions contemplated by the Exchange Agreement occurred on April 29, 2005. At the closing, we acquired all of the outstanding membership interests of Antik (the "Interests") from the Antik Members, and the Antik Members contributed all of their Interests to us. In exchange, we issued to the Antik Members 843,027 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), which, as a result of the approval by a substantial majority of our outstanding shareholders entitled to vote and the approval by our Board of Directors, of amendments to our Articles of Incorporation that (i) changed our name to Blue Holdings, Inc., (ii) increased our authorized number of shares of common stock to 75,000,000, and (iii) adopted a 1-for-29 reverse stock split, on June 7, 2005 converted into 708,984,875 shares of our common stock on a pre-reverse stock split basis and 24,447,783 shares of our common stock on a post-reverse stock split basis.

         At the closing, Antik became our wholly-owned subsidiary. As a result of the closing of the transactions contemplated by the Exchange Agreement, the Antik Members (together with Elizabeth Guez, our Chief Operating Officer, and Patrick Chow, our Chief Financial Officer) hold approximately 93.7% of the outstanding shares of our common stock.

         On February 28, 2005, in accordance with the provisions of the Operating Agreement of Antik, Paul Guez contributed piece goods inventory with a fair market value at cost of $1,200,000 to Antik.

         Antik was a party to an allocation letter agreement dated January 2, 2005 with Blue Concept pursuant to which, for the year ended December 31, 2005, the parties agreed to allocate, and Antik was ultimately liable for, operating expenses of Blue Concept allocable to Antik. The allocations were to be on terms no less favorable than those that could be reasonably obtained in arms' length transactions with independent third parties and were to be subject to final approval by Antik's, or its successor's, audit committee, as applicable. The allocation agreement applied to, among other matters, employees of Blue Concept providing services to or on behalf of Antik, and covered salaries, payroll taxes, and various employment benefits and benefit plans, including medical, dental and 401(k) plans for such employees. The allocation agreement also applied to other expenses consisting of utilities, common area services, rent, insurance and other office services. This allocation agreement was terminated in consideration for the service agreement described above.

         Antik was a party to a similar allocation letter agreement dated December 31, 2004 with Blue Concept, for the period from inception through December 31, 2004. Pursuant to this letter agreement, Antik was allocated approximately $104,049 per month of operating expenses allocable to its operations, or a total of $390,185 for the entire period. Antik has confirmed that such allocations were made on terms no less favorable than those that could be reasonably obtained in arms' length transactions with independent third parties.

         During the period from inception through December 31, 2004, Paul Guez and several companies co-owned by Paul Guez, provided advance loans to Antik in the form of inventory with a fair market value at cost, or cash for working capital purposes, in an amount equal to $246,857. The advances were unsecured and non-interest bearing, with no formal terms of repayment. As of June 30, 2005, the principal amount outstanding for such advances was equal to $150,995.

         Advances made by Blue Holdings and Antik's factor are collateralized by non-factored accounts receivable, inventories, general intangibles and personal guarantees executed by Blue Concept and Paul Guez. The guarantees provide that the factor may pursue claims against Blue Concept or Mr. Guez in the event that Antik defaults on its obligations to the factor.

         In consideration for his initial membership interests in Antik, which were subsequently exchanged for shares of the preferred stock of Blue Holdings in its exchange transaction with Antik, Mr. Guez contributed cash in the amount of $500,000 and certain trademark applications, and agreed to contribute up to an additional $3,200,000 of cash and/or property as was to be required by him acting as Manager of Antik. In February 2005, Mr. Guez contributed the piece goods inventory described above.

PATRICK CHOW

         On September 2, 2005, in connection with the acquisition by Patrick Chow, our Chief Financial Officer, of an aggregate of 30,000 shares of our common stock in a private transaction not related to the Company, we agreed to provide Mr. Chow with registration rights with respect to the resale of those shares. It is pursuant to that agreement that we have agreed to register for resale the shares held by Mr. Chow on the registration statement of which this prospectus is a part. The agreement restricts Mr. Chow from selling any amount greater than 10% of his existing holdings in us during any applicable calendar month.

KEVIN R. KEATING / KRM FUND

         On January 11, 2005, Mr. Jeff Jordan entered into a Securities Purchase Agreement ("Purchase Agreement") with Keating Reverse Merger Fund, LLC ("KRM Fund"), under which KRM Fund agreed to purchase, and Mr. Jordan agreed to sell, an aggregate of 15,306,500 shares of our common stock (on a pre-reverse-stock-split basis) owned by him for a purchase price of $440,000, or $0.029 per share.

         On January 20, 2005, we entered into an Assumption Agreement with Mr. Jordan and Intellijet Marine, Inc. ("Intellijet"), a Nevada corporation that we established as a wholly-owned subsidiary. Under the Assumption Agreement, we transferred all of our assets, except for 21,822,570 shares of common stock of Intellijet and approximately $2,500 in cash, to Intellijet. Intellijet agreed to assume all of our liabilities and obligations and to indemnify us for any loss we incur with respect to the assumed liabilities. Mr. Jordan and Intellijet also agreed to release us from any and all obligations and claims whatsoever.

         On February 4, 2005, we completed the distribution of all 21,822,570 shares of common stock of Intellijet owned by us pro rata to our shareholders of record as of January 24, 2005. Pursuant to the distribution, each of our shareholders received one share of common stock of Intellijet for each one share of our common stock owned of by our shareholders on the record date. Intellijet is now an independent company and will continue to operate our former business of developing marine jet propulsion technology; supplying mechanical components under the Quick JetTM brand name; and licensing boat manufacturers to produce boats incorporating Intelllijet's systems.

         Mr. Jordan completed the sale of his shares to KRM Fund on February 9, 2005.

         On February 17, 2005, we entered into a contract with Vero Management, LLC ("Vero") for managerial and administrative services. Vero was not engaged to provide, and Vero did not render, legal, accounting, auditing, investment banking or capital formation services. Kevin R. Keating, a director and selling shareholder, is the manager of Vero. The term of the contract was for one year. In consideration of the services provided, Vero was paid $1,000 for each month in which services are rendered. The agreement with Vero terminated on the closing date of the exchange transaction with Antik.

         On February 17, 2005, we issued 34,483 shares of our common stock (on a post-reverse-stock-split basis) to Kevin R. Keating, our sole officer and director at the time, for services rendered to us with a fair value of $10,000.

         On February 17, 2005, we issued 172,414 shares of our common stock (on a post-reverse-stock-split basis) to KRM Fund for an aggregate purchase price of $50,000.

         Kevin R. Keating, a director of the company, is the father of the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KRM Fund, which is a selling shareholder and, prior to the closing date of the exchange transaction with Antik, was our majority shareholder. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KRM Fund or Keating Securities, LLC and disclaims any beneficial interest in the shares of our common stock owned by KRM Fund. Similarly, Keating Investments, LLC, KRM Fund and Keating Securities, LLC disclaim any beneficial interest in the shares of our common stock currently owned by Kevin R. Keating.

         At the closing date of the exchange transaction with Antik, we entered into a certain financial advisory agreement with Keating Securities, LLC under which Keating Securities, LLC was compensated by us for its advisory services rendered to us in connection with the closing of the exchange transaction. The transaction advisory fee was $350,000, with the payment thereof made at the closing.

TRANSACTIONS WITH SELLING SHAREHOLDERS

FORMER MEMBERS OF ANTIK DENIM,  L.L.C. - PHILIPPE  NAOURI,  ALEX CAUGANT,  MEYER
ABBOU

         Antik executed a letter agreement dated March 21, 2005 with Messrs. Naouri and Caugant, two of its principal designers and former members, pursuant to which Antik agreed that, to the extent Antik closed its exchange transaction with us, Antik would, or would use its best efforts to cause us to, enter into employment agreements with each of Messrs. Naouri and Caugant whereby such individuals would (i) perform fashion design services for Antik or us, (ii) be entitled to receive annual salaries of $240,000, plus bonuses based on net sales arising from "Antik Denim" brand apparel, and (iii) be entitled to receive such other benefits as Antik or we may elect to offer to our other employees from time to time.

         On July 8, 2005, we entered into an Employment Agreement with Philippe Naouri based on the foregoing letter agreement entered into with Antik. This agreement was amended on August 23, 2005. Pursuant to the terms of Mr. Naouri's employment agreement, as amended, Mr. Naouri was engaged by us as a fashion director and senior vice president in charge of design, development, manufacturing, marketing and wholesale of apparel and related accessories bearing the "Antik Denim" trademark for a term of 5 years commencing on July 11, 2005 and terminating on July 10, 2010. Mr. Naouri will receive an annual salary of $240,000. Mr. Naouri is entitled to participate in our bonus, incentive stock option, savings and retirement plans as such plans become available. We have not yet entered into an agreement with Mr. Caugant but anticipate doing so on or before the end of the fiscal year ended December 31, 2005.

         Pursuant to the provisions of the Exchange Agreement among us, Antik, and the members of Antik, the members of Antik agreed that, in the event that our stockholders' equity (on a consolidated basis following the closing of the transactions contemplated by that agreement) as reported in our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 (the "Consolidated Equity") was less than $5,000,000, the members would contribute, within fifteen (15) days following the filing of such periodic report, equity capital to us in an amount equal to the difference between $5,000,000 and the actual Consolidated Equity reported in such periodic report ("Required Contribution"). In the case of such Required Contribution, each of the Antik members agreed that no additional shares of the our capital stock would be issued in consideration of such Required Contribution, and therefore, the existing shareholders, including Antik's members, would not be further diluted.

         On June 27, 2005, we, Antik, Antik's former members (i.e., the members of Antik prior to the closing of the transactions contemplated by the Exchange Agreement), and KRM Fund, a beneficiary of certain provisions of the Exchange Agreement, amended the Exchange Agreement to require that the Required Contribution is to be made, if at all, in connection with the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.

         Under the terms of Antik's Operating Agreement dated to be effective September 13, 2004 (the "Operating Agreement"), by and among the Antik Members, Messrs. Naouri, Caugant and Abbou were entitled to receive, and were receiving since September 13, 2004, distributions under the Operating Agreement. Since inception through December 31, 2004, such distributions totaled $79,190. At the closing of the transactions contemplated by the Exchange Agreement with Antik, the terms and conditions of the Operating Agreement terminated and those Antik Members previously receiving distributions are no longer entitled to such distributions.

         In consideration for their initial membership interests in Antik, which were subsequently exchanged for shares of the preferred stock of Blue Holdings in its exchange transaction with Antik, Messrs. Naouri and Caugant contributed certain property consisting of trademark and patent applications, as well as proprietary design concepts and artwork, and Mr. Abbou contributed $250,000 in cash.

WOODMAN MANAGEMENT CORPORATION

         On August 3, 2005, in connection with the acquisition by Woodman Management Corporation ("WMC") of an aggregate of 500,000 shares of our common stock in a private transaction not related to the Company, we agreed to provide WMC with registration rights with respect to the resale of those shares. It is pursuant to that agreement that we have agreed to register for resale the shares held by WMC on the registration statement of which this prospectus is a part. WMC's sole officer and director, and 100% shareholder, is David Weiner, a former director on our Board of Directors. Mr. Weiner resigned from our Board of Directors effective June 28, 2005 for personal reasons.

ALAN KERSH

         Pursuant to an oral agreement entered into between Antik and Savoy Capital Advisors Inc. on March 24, 2005, we issued to Mr. Kersh on August 18, 2005, in accordance with a certain Restated Finders Agreement, 102,079 shares of our common stock (on a post-reverse-stock-split basis) in consideration for certain finder services provided in connection with the exchange transaction with Antik. It is pursuant to that agreement that we have agreed to register for resale the shares held by Mr. Kersh on the registration statement of which this prospectus is a part. The issuance of the shares of common stock to Mr. Kersh was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The shares were valued at $177,617, the market price of the stock at the date of the agreement and have been reflected as expenses relating to the exchange transaction.


                          DESCRIPTION OF CAPITAL STOCK

         As of September 8, 2005, our authorized capital stock consisted of:

         o        75,000,000 shares of common stock, par value $0.001 per share;
                  and

         o 5,000,000 shares of preferred stock, par value $0.001 per share, none of which were designated.

         As of September 8, 2005, there were outstanding:

         o 25,557,200 shares of common stock held by approximately 67 shareholders of record; and

         o 62,000 shares of common stock issuable upon exercise of outstanding options.

COMMON STOCK

     DIVIDEND RIGHTS

         Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board may determine.

     VOTING RIGHTS

         Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of the voting shares voted can elect all of the directors then standing for election.

     NO PREEMPTIVE OR SIMILAR RIGHTS

         Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.

     RIGHT TO RECEIVE LIQUIDATION DISTRIBUTIONS

         Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our shareholders are distributable ratably among the holders of our common stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of convertible preferred stock.

     AUTHORIZED BUT UNDESIGNATED PREFERRED STOCK

         We are authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, by the affirmative vote of the holders of a majority of our capital stock entitled to vote, unless a vote of any other holders is required by the articles of incorporation establishing the series. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Blue Holdings and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of our articles of incorporation and Nevada law may have the effect of delaying, deferring or discouraging another person from acquiring control of Blue Holdings.

     CHARTER AND BYLAW PROVISIONS

         Our articles of incorporation, as amended, allow our Board to issue 5,000,000 shares of Preferred Stock, in one or more series and with such rights and preferences including voting rights, without further shareholder approval. In the event that the Board designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our articles of incorporation, as amended, may inhibit changes of control that are not approved by our Board. These provisions could limit the price that future investors might be willing to pay in the future for our common stock. This could have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of preferred stock could also effectively limit or dilute the voting power of our shareholders. According, such provisions of our articles of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our shareholders.

         NEVADA LAW

         In addition, Nevada has enacted the following legislation that may deter or frustrate takeovers of Nevada corporations, such as our company:

         AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board to issue shares of stock to persons friendly to existing management.

         EVALUATION OF ACQUISITION PROPOSALS. The Nevada Revised Statutes expressly permit our Board, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of Blue Holdings, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of Blue Holdings and our subsidiaries, and on the communities and geographical areas in which they operate. Our Board may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our Board believes such provisions are in the long-term best interests of Blue Holdings and our shareholders.

         CONTROL SHARE ACQUISITIONS. We are subject to the Nevada control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Pacific Stock Transfer Company.

LISTING

         Our common stock is quoted on the Over-The-Counter Bulletin Board under the trading symbol "BLHL." Prior to our name change, increase in authorized shares, and 1-for-29 reverse stock split, all which took effect as of June 7, 2005, our common stock was quoted on the Over-The-Counter Bulletin Board under the trading symbol "MJET."

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the OTC Bulletin Board or any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

         o purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o        through options, swaps or derivatives;

         o        in privately negotiated transactions;

         o        in making short sales or in transactions to cover short sales;

         o        put or call option transactions relating to the shares; and

         o        any other method permitted under applicable law.

         The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

         The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

         The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the

Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain selling security holders and certain selling security holders have agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling security holder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the initial price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transactions.

         In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

         We are paying all expenses and fees in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                  LEGAL MATTERS

         Stubbs Alderton & Markiles, LLP, Encino, California, will pass upon the validity of the common stock offered by this prospectus for us.

                                     EXPERTS

         The consolidated financial statements of Blue Holdings, Inc., (formerly known as Marine Jet Technology Corp.) and Antik Denim, L.L.C. as of December 31, 2004, and for the period from September 13, 2004 (inception) through December 31, 2004, included in this prospectus have been so included in reliance on the report of Weinberg & Company, P.A., independent registered accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

FINANCIAL STATEMENTS OF BLUE HOLDINGS, INC. (formerly known as Marine Jet Technology Corp.), consolidated (Unaudited) AND ANTIK DENIM, L.L.C. (Audited)

   Report of Independent Registered Public Accounting Firm...............    F-2

   Balance Sheets at June 30, 2005, consolidated (Unaudited)
      and December 31, 2004..............................................    F-3

   Statements of Operations for the Six Months Ended June 30, 2005,
      consolidated (Unaudited) and for the period September 13, 2004
      (Inception) to December 31, 2004...................................    F-5

   Consolidated Statement of Stockholders' and Members' Equity for the
      Period September 13, 2004 (Inception) to December 31, 2004 and
      for the six months ended June 30, 2005, consolidated (Unaudited)...    F-6

   Statements of Cash Flows for Six Months Ended June 30, 2005,
      consolidated (Unaudited) and for the period September 13,
      2004 (Inception) to December 31, 2004..............................    F-7

   Notes to Financial Statements as of December 31, 2004 and June 30,
      2005 (Unaudited)...................................................    F-9

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors:
Blue Holdings, Inc., (formerly known as Marine Jet Technology Corp.), and Antik Denim, L.L.C.

         We have audited the accompanying balance sheet of Blue Holdings, Inc., (formerly known as Marine Jet Technology Corp.), and Antik Denim, L.L.C. as of December 31, 2004 and the related statements of operations members' equity and cash flows for the period September 13, 2004 (Inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blue Holdings, Inc., (formerly known as Marine Jet Technology Corp.), and Antik Denim, L.L.C. as of December 31, 2004 and the results of its operations and its cash flows for the period September 13, 2004 (Inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

WEINBERG & COMPANY, P.A.
Boca Raton, Florida
April 30, 2005

       BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                             AND ANTIK DENIM, L.L.C.
                                 BALANCE SHEETS


                                                     BLUE HOLDINGS  ANTIK DENIM,
                                                          INC.         L.L.C.
                                                        JUNE 30,    DECEMBER 31,
                                                          2005           2004
                                                       ----------     ----------
                                                               (Unaudited)

                     ASSETS

Current Assets:
   Cash ..........................................     $   31,539     $   73,823
   Due from Factor, net of reserves of
     $293,949 and $59,412, respectively ..........        448,621        378,594
   Accounts Receivable, net of reserves of
     $200,000 and $-0-, respectively .............         36,713        125,673
   Inventories ...................................      5,430,657        812,188
   Due From Related Parties ......................        180,345          1,583
   Prepaid Expenses and Other Current Assets .....        294,445         14,624
                                                       ----------     ----------
      Total Current Assets .......................      6,422,320      1,406,485

  Deferred Income Taxes ..........................        197,580           --

  Property and Equipment .........................          9,427         10,483
                                                       ----------     ----------

                                                       $6,629,327     $1,416,968
                                                       ==========     ==========

LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY

Current Liabilities:
   Accounts Payable ..............................     $2,288,180     $  995,220
   Due to Related Parties ........................        150,995        210,657
   Due to Shareholder ............................           --           36,200
   Due to Customers ..............................           --           90,000
   Income Taxes Payable ..........................        333,064           --
   Accrued Expenses and Other Current Liabilities          95,653         45,836
                                                       ----------     ----------
      Total Current Liabilities ..................      2,867,892      1,377,913
                                                       ----------     ----------

Stockholders' and Members' Equity:
   Members' Equity ...............................           --           39,055
   Common Stock $0.001 par value
      Authorized 75,000,000 shares
      Issued and outstanding 25,441,628 ..........         25,442           --
                                                       ----------     ----------

   Common Stock to be Issued, 102,079 shares .....        177,617           --

   Additional Paid-in Capital ....................      3,031,568           --

   Retained Earnings .............................        526,808           --
                                                       ----------     ----------
   Total Stockholders' and Members' Equity .......      3,761,435         39,055
                                                       ----------     ----------

                                                       $6,629,327     $1,416,968
                                                       ==========     ==========

                       See Notes to Financial Statements.

       BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                             AND ANTIK DENIM, L.L.C.
                            STATEMENTS OF OPERATIONS
     FOR THE PERIOD SEPTEMBER 13, 2004 (INCEPTION) TO DECEMBER 31, 2004 AND
               FOR THE SIX MONTHS ENDED JUNE 30, 2005 (UNAUDITED)

                                                                            ANTIK DENIM,
                                                                               L.L.C.
                                                          BLUE HOLDINGS     SEPTEMBER 13,
                                                               INC.            2004
                                                                            (INCEPTION)
                                                            SIX MONTHS          TO
                                                              ENDED         DECEMBER 31,
                                                          JUNE 30, 2005         2004
                                                           ------------     ------------
                                                            (Unaudited)
Net Sales ............................................     $  8,854,228     $    365,290

Cost of Goods Sold ...................................        4,389,431          157,545
                                                           ------------     ------------

Gross Profit .........................................        4,464,797          207,745

Selling, distribution & administrative expenses ......        2,192,334          838,700


Non-Cash Development Costs ...........................             --            500,000
                                                           ------------     ------------

Income (loss) before expenses relating to the
   exchange transaction and provision for income taxes        2,272,463       (1,130,955)

Expenses relating to the exchange transaction ........          477,617             --
                                                           ------------     ------------

Income (loss) before provision for income taxes ......        1,794,846       (1,130,955)

Provision for income taxes ...........................          136,284              800
                                                           ------------     ------------

Net Income (Loss) ....................................     $  1,658,562     $ (1,131,755)
                                                           ============     ============

Earnings (loss) per share, Basic and Diluted .........     $       0.07     $      (0.05)
                                                           ============     ============

Weighted Average number of common shares
  outstanding, basic and diluted .....................       25,441,628       24,447,783
                                                           ============     ============

                        See Notes to Financial Statements.

       BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                             AND ANTIK DENIM, L.L.C.
                  STATEMENT OF STOCKHOLDER' AND MEMBERS' EQUITY
     FOR THE PERIOD SEPTEMBER 13, 2004 (INCEPTION) TO DECEMBER 31, 2004 AND
               FOR THE SIX MONTHS ENDED JUNE 30, 2005 (UNAUDITED)

                                            SHARES ISSUED                        COMMON STOCK ISSUABLE
                                       ------------------------                 -----------------------
                                                        PAR         PAID
                           MEMBERS                     VALUE         IN                                     RETAINED
                           EQUITY        NUMBER        0.001       CAPITAL       NUMBER       AMOUNT        EARNINGS      TOTAL
                         -----------   -----------  -----------  -----------   -----------  -----------   -----------  -----------
Members contributions .  $ 1,250,000          --           --           --            --           --            --    $ 1,250,000

Members withdrawals ...      (79,189)         --           --           --            --           --            --        (79,189)

Net loss for the period   (1,131,755)         --           --           --            --           --            --     (1,131,755)
                         -----------   -----------  -----------  -----------   -----------  -----------   -----------  -----------

Balance, December 31,
   2004 ...............       39,056          --           --           --            --           --            --         39,056

Contributions .........    1,886,200          --           --           --            --           --            --      1,886,200

Issuance of shares upon
  reverse merger ......         --      24,447,783       24,448      (24,448)         --           --            --           --

Old Marine Jet shares .         --         993,845          994         (994)         --           --            --           --

Change in status from
  LLC to Corp upon
  completion of the
  exchange transaction    (1,925,256)         --           --      3,057,010          --           --      (1,131,754)        --

Shares to be issued to
  Finder ..............         --            --           --           --         102,079      177,617          --        177,617

Net income for the
  period ..............         --            --           --           --            --           --       1,658,562    1,658,562
                         -----------   -----------  -----------  -----------   -----------  -----------   -----------  -----------

Ending Balance
  June 30, 2005 .......  $      --      25,441,628  $    25,442  $ 3,031,568       102,079  $   177,617   $   526,808  $ 3,761,435
                         ===========   ===========  ===========  ===========   ===========  ===========   ===========  ===========

                       See Notes to Financial Statements.

       BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                             AND ANTIK DENIM, L.L.C.
                            STATEMENTS OF CASH FLOWS
                FOR THE PERIOD SEPTEMBER 13, 2004 (INCEPTION) TO
                 DECEMBER 31, 2004 AND FOR THE SIX MONTHS ENDED
                            JUNE 30, 2005 (UNAUDITED)

                                                                         ANTIK DENIM,
                                                                            L.L.C.
                                                         BLUE HOLDINGS   SEPTEMBER 13,
                                                              INC.          2004
                                                                         (INCEPTION)
                                                           SIX MONTHS        TO
                                                             ENDED       DECEMBER 31,
                                                         JUNE 30, 2005       2004
                                                          -----------    -----------
                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss) .....................................   $ 1,658,562    $(1,131,755)
Adjustments to reconcile income (loss) to net
   cash used in operating activities:
       Non-cash development costs .....................          --          500,000
       Depreciation ...................................         1,056            389
       Stock based exchange transaction expense .......       177,617           --
       Changes in assets and liabilities
              Accounts Receivable .....................        88,960       (125,673)
              Other Receivable ........................      (235,883)          --
              Inventories .............................    (3,418,469)      (812,188)
              Due from Related Parties ................      (178,762)        (1,583)
              Due to Related Parties ..................       (95,861)       246,857
              Deferred Income Taxes ...................      (197,580)          --
              Prepaid Expenses and other current assets       (43,938)       (14,624)
              Income tax payable ......................       333,064           --
              Accounts Payable ........................     1,292,960        995,220
              Due to Customers ........................       (90,000)        90,000
              Other current liabilities ...............        49,817         45,836
                                                          -----------    -----------

       Net cash used in operating activities ..........      (658,457)      (207,521)
                                                          -----------    -----------


                                      F-7


CASH FLOWS FROM INVESTING ACTIVITIES
       Acquisition of property and equipment ..........          --          (10,872)
                                                          -----------    -----------

       Net cash used in investing activities ..........          --          (10,872)
                                                          -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
       Capital contributions ..........................       686,200        750,000
       Distributions to Members .......................          --          (79,190)
       Change in Due from Factor ......................       (70,027)      (378,594)
                                                          -----------    -----------

       Net cash provided by financing activities ......       616,173        292,216
                                                          -----------    -----------

NET INCREASE (DECREASE) IN CASH AT THE END OF PERIOD ..       (42,284)        73,823
CASH, BEGINNING OF PERIOD .............................        73,823           --
                                                          -----------    -----------
CASH, END OF PERIOD ...................................   $    31,539    $    73,823
                                                          ===========    ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid for income taxes ............................   $       800    $       800
                                                          ===========    ===========

Non-cash Transactions:
  During the period ended June 30, 2005, a member contributed inventory valued at its historical cost of $1,200,000.
  During the period ended June 30, 2005, the Company recorded 102,079 shares of common stock to be issued valued at $177,617 in settlement of an expense related to the exchange transaction.


                       See Notes to Financial Statements.

                               BLUE HOLDINGS, INC.
                 (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                             AND ANTIK DENIM, L.L.C.

              NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2004
                          AND JUNE 30, 2005 (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION,ORGANIZATION AND NATURE OF OPERATIONS

         (a)      ORGANIZATION
         Blue Holdings, Inc. (a Nevada corporation formerly known as Marine Jet Technology Corp.) was incorporated in the State of Nevada on February 9, 2000. On April 14, 2005, Blue Holdings entered into an Exchange Agreement with Antik Denim, LLC ("Antik"), a California Limited Liability Company organized on September 13, 2004. At the closing of the transactions contemplated by the exchange agreement, which occurred on April 29, 2005, Blue Holdings acquired all of the outstanding membership interests of Antik (the "Interests") from the members of Antik, and the members contributed all of their Interests to Blue Holdings. In exchange, Blue Holdings issued to the members 843,027 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of Blue Holdings ("Preferred Shares"), which, on June 7, 2005, as a result of a change to Marine Jet Technology Corp.'s name to Blue Holdings, Inc. and a 1 for 29 reverse stock split, were converted into 24,447,783 shares of Blue Holding's common stock on a post-reverse stock split basis (see Note 14). As such, immediately following the closing and upon the conversion of the Preferred Shares, the Antik members owned 95.8% of the total issued and outstanding common stock of Blue Holdings on a fully-diluted basis. Following completion of the exchange transaction, Antik became a wholly-owned subsidiary of Blue Holdings. The acquisition is accounted for as a reverse merger (recapitalization) in the accompanying financial statements with Antik deemed to be the accounting acquirer, and Blue Holdings deemed to be the legal acquirer. As such the financial statements herein are those of Antik since September 13, 2004 (the date of its inception). All assets and liabilities of Marine Jet Technology Corp. were assumed by the major shareholder of Blue Holdings, Inc. prior to the exchange transaction and were inconsequential to the merged companies.

         On June 7, 2005,  Marine Jet Technology Corp.  changed its name to Blue
Holdings  Inc.,  and  increased  its  authorized   number  of  common  stock  to
75,000,000.

         Pursuant to the provisions of the Exchange Agreement with Antik, the former members of Antik agreed that, in the event that the stockholders' equity of Blue Holdings (on a consolidated basis following the closing of the transactions contemplated by the Exchange Agreement) as reported in Blue Holdings' Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (the "Consolidated Equity") was less than $5,000,000, the former members would contribute, within fifteen (15) days following the filing of such periodic report, equity capital to Blue Holdings in an amount equal to the difference between $5,000,000 and the actual Consolidated Equity reported in such periodic report ("Required Contribution"). In the case of such Required Contribution, each of the Antik members agreed that no additional shares of capital stock of Blue Holdings would be issued in consideration of such Required Contribution, and therefore, the existing shareholders of Blue Holdings, including Antik's former members, would not be further diluted. By an amendment dated June 27, 2005, the date of June 30, 2005 for calculation of the consolidated equity was amended to September 30, 2005.

         (b)      NATURE OF OPERATIONS:
         The Company operates exclusively in the wholesale apparel industry. The Company designs, develops, markets and distributes high fashion jeans and accessories under the brand name "Antik Denim," and as of July 5, 2005, under the brand name "Yanuk." The Company's products include jeans, jackets, belts, purses and T-shirts. The Company currently sells its products in the United States, Canada, Japan and the European Union directly to department stores and boutiques and through distribution arrangements in certain foreign jurisdictions. The Company is headquartered in Commerce, California and maintains two showrooms in New York and Los Angeles.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      USE OF ESTIMATES:
         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         (b)      INVENTORY VALUATION:
         Inventories are stated at the lower of cost (first-in, first-out method) or market.

         (c)      REVENUE RECOGNITION:
         Revenue is recognized when merchandise is shipped to the customer based upon agreed terms and is recorded net of estimated returns, charge backs and markdowns based upon management's estimates and historical experience. We sometimes arrange, on behalf of manufacturers, for the purchase of fabric from a single supplier. We have the fabric shipped directly to the cutting factory and invoice the factory for the fabric. The factories then pay us for the fabric with offsets against the price of the finished goods.

         (d)      ADVERTISING:
         Advertising costs are expensed as of the first date the advertisements take place. Advertising expenses included in selling expenses approximated $3,500 for the period from September 13, 2004 (inception) to December 31, 2004 and $61,501 for the six months ended June 30, 2005.

         (e)      PROPERTY AND EQUIPMENT:
         Property and equipment is stated at cost. Depreciation is provided by the straight-line method at rates calculated to amortize cost over the estimated useful lives of the respective assets.

         Upon sale or retirement of such assets, the related cost and accumulated depreciation are eliminated from the accounts and gains or losses are reflected in operations. Repairs and maintenance expenditures not anticipated to extend asset lives are charged to operations as incurred.

         (f)      INCOME TAXES:
         Antik Denim was a limited liability company with four individual members up until April 29, 2005. After the exchange transaction, Blue Holdings Inc. became the sole member of the limited liability company. As a result, the company's tax status changed from a limited liability company to a corporation, Antik is no longer a pass through entity for U.S. income tax purposes. Federal and State income tax obligations for the period prior to April 29, 2005, were passed through to the previous members of Antik, and the Company recorded no provision for such taxes. The Company has agreed with the previous members of the limited liability company that the Company will not make any distributions to pay tax liabilities, if any, on income earned prior to the acquisition date, April 29, 2005. Consequently, the taxes on the income of the limited liability company are payable individually by each member.

         The Company uses the asset and liability method to account for its income taxes. The Company's provision for income taxes at June 30, 2005 was based on income for the period from April 30, 2005 to June 30, 2005 as adjusted for timing differences outstanding at the date that Blue Holdings became the sole member of the limited liability company.

         The Company recognizes deferred taxation on temporary differences between income tax liability for financial statement and income tax purposes. At June 30, 2005 the deferred tax asset amounted to $197,580 relating principally to the valuation reserves recorded for Generally Accepted Accounting Principle purposes.

         (g)      IMPAIRMENT OF LONG-LIVED ASSETS AND INTANGIBLES:
         Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         (h)      CONCENTRATION OF CREDIT RISK:
         Financial instruments, which potentially expose us to concentration of credit risk, consist primarily of cash, trade accounts receivable, and amounts due from the factor. Concentration of credit risk with respect to trade accounts receivable at December 31, 2004 and June 30, 2005 is limited due to the number of customers comprising the Company's customer base and their dispersion throughout the United States. The Company extends unsecured credit to its customers in the normal course of business.

         The Company's cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company may be exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company's policy is to maintain cash balances with high quality financial institutions.

         The Company's products are primarily sold to department stores and specialty retail stores. These customers can be significantly affected by changes in economic, competitive or other factors. The Company makes substantial sales to a relatively few, large customers. In order to minimize the risk of loss, the Company assigns certain amount of domestic accounts receivable to a factor without recourse or requires letters of credit from its customers prior to the shipment of goods. For non-factored receivables, account-monitoring procedures are utilized to minimize the risk of loss. Collateral is generally not required. No single customer accounted for more than 10% of total sales in the six months ended June 30, 2005, and only one customer accounted for 7.7% and 4.2% respectively of total sales.

         (i)      MERCHANDISE RISK:
         The Company's success is largely dependent upon its ability to gauge the fashion tastes of its targeted consumers and provide merchandise that satisfies consumer demand. Any inability to provide appropriate merchandise in sufficient quantities in a timely manner could have a material adverse effect on the Company's business, operating results and financial condition.

         (j)      ACCOUNTS RECEIVABLE - ALLOWANCE FOR RETURNS, DISCOUNTS AND BAD
                  DEBTS:
         The Company evaluates the collectibility of accounts receivable and chargebacks (disputes from the customer) based upon a combination of factors. In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations (such as in the case of bankruptcy filings or substantial downgrading by credit sources), a specific reserve for bad debts is taken against amounts due to reduce the net recognized receivable to the amount reasonably expected to be collected. For all other customers, the Company recognizes reserves for bad debts and uncollectible charge backs based on its historical collection experience. If collection experience deteriorates (for example, due to an unexpected material adverse change in a major customer's ability to meet its financial obligations to the Company), the estimates of the recoverability of amounts due could be reduced by a material amount.

         (k)      SHIPPING AND HANDLING COSTS:
         Freight charges are included in selling, distribution and administrative expenses in the statement of operations and approximated $23,000 for the period ended December 2004 and $117,933 for the six months ended June 30, 2005.

         (l)      INCOME (LOSS) PER COMMON SHARE
         Basic net Income (loss) per share is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is calculated assuming the issuance of common shares, if dilutive, resulting from the exercise of stock options and warrants. During the period ended December 31, 2004 and the six months ended June 30, 2005, the Company did not have any common stock equivalents outstanding. The weighted average number of common shares outstanding, basic and diluted, shown in the statement of operations for the period ended December 31, 2004, represent the shares issued to the former members of Antik Denim, L.L.C. upon the reverse merger as if it had occurred during 2004.

         (m)      RECENT ACCOUNTING PRONOUNCEMENTS
         In December 2004, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 123R "Share Based Payment." This statement is a revision of SFAS Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. This statement will become effective for the Company during the first quarter of 2006. The Company has evaluated the effects of the adoption of this pronouncement and has determined it will not have a material impact on the Company's financial statements.

         In March, 2005, the Securities and Exchange Commission's ("SEC") Office of the Chief Accountant and its Division of Corporation Finance released Financial Accounting Bulletin No. 107, "Share-Based Payment" (SAB 107). SAB 107 provides interpretive guidance related to the interaction between Statement of Financial Accounting Standard No. 123R "Shared Based Payment" (SFAS 123R) and certain SEC rules and regulations. SAB 107 provides the staff's views regarding the valuation of shared-based payment arrangements for public companies and stresses the importance of including appropriate disclosures within SEC filings, particularly during the transition to SFAS 123R.

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment to APB Opinion No. 29" ("SFAS No. 153"). SFAS No. 153 amends Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions", to require that exchanges of nonmonetary assets be measured and accounted for at fair value, rather than at carryover basis, of the assets exchanged. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS No. 153 is effective for nonmonetary exchanges entered into in fiscal periods beginning after June 15, 2005. The Company does not routinely enter into nonmonetary exchanges. Accordingly, the Company does not expect that the adoption of SFAS No. 153 will have a significant effect on the Company's financial statement presentation or disclosures.

NOTE 3 - DUE FROM FACTOR

         The Company uses a factor for working capital and credit administration purposes. Under the factoring agreement, the factor purchases a substantial portion of the trade accounts receivable and assumes all credit risk with respect to such accounts. The factor agreement, which terminates on October 18, 2005, provides that the Company can borrow an amount up to 85% of the value of its approved factored customer invoices, less a reserve of 15% of unpaid accounts purchased and 100% of all such accounts which are disputed.

         The amount of reserve held by the Factor was approximately $89,641 and $464,000 as of December 31, 2004 and June 30, 2005, respectively. The factor commission is 0.08% of the customer invoice amount for terms up to 90 days, plus one quarter of one percent (.25%) for each additional thirty-day term. Receivables sold in excess of maximums established by the factor are subject to recourse in the event of nonpayment by the customer. The Company is contingently liable to the factor for merchandise disputes, customer claims and the like on receivables sold to the factor. Items subject to recourse approximated $998,863 as of June 30, 2005. To the extent that the Company draws funds prior to the deemed collection date of the accounts receivable sold to the factor, interest is charged at the rate of 1% over the factor's prime lending rate per annum. Factor advances and ledger debt are collateralized by the non-factored accounts receivable, inventories and the personal guarantee of the majority shareholder and a company co-owned by the majority shareholder (see Note 14).

NOTE 4 - INVENTORIES

         Inventories are summarized as follows:

                                                    DECEMBER 31,       JUNE 30,
                                                       2004              2005
                                                    ----------        ----------
                                                                     (Unaudited)

                Raw Materials ..............        $  699,398        $2,511,503

                Work-in-process ............              --           1,301,764
                Finished goods .............           112,790         1,617,390
                                                    ----------        ----------
                                                    $  812,188        $5,430,657
                                                    ==========        ==========

NOTE 5 - PROPERTY AND EQUIPMENT

         Property and equipment is summarized as follows:

                                                     DECEMBER 31,       JUNE 30,
                                                        2004             2005
                                                      --------         ---------
                                                                     (Unaudited)

Furniture ....................................        $  1,064         $  1,064
Leasehold improvements .......................           7,000            7,000
Computer equipment ...........................           2,808            2,808
                                                      --------         --------
                                                        10,872           10,872
Less: Accumulated depreciation ...............            (389)          (1,445)
                                                      --------         --------
Net ..........................................        $ 10,483         $  9,427
                                                      ========         ========

NOTE 6 - RELATED PARTY TRANSACTIONS

         During the period from inception, September 13, 2004, to December 31, 2004 and for the six months ended June 30, 2005, the Company reimbursed $390,185 and $624,295 respectively for certain expenses (consisting of salaries, payroll taxes, utilities, common area services, rent, insurance and other office services) to Blue Concept, LLC, an entity that is co-owned by a member of the Company. These amounts were for the benefit of the Company and are included in operating expenses in the accompanying Statement of Operations. The arrangement was formalized under a Service Agreement signed on May 18, 2005.

         The Company had sales to certain entities controlled by the principal stockholder of $766,511 during the six months ended June 30, 2005. Before the exchange transaction, the sales terms were at a mark-up over cost approximately 20% discount from regular wholesale price. The terms for all future sales were changed to regular wholesale prices after the exchange transaction with Antik.

         The Company also purchased fabric at cost from Blue Concept LLC, an entity co-owned by Paul and Elizabeth Guez, the Company's Chairman, Chief Executive Officer and President, and Chief Operating Officer, respectively ("Blue Concept"), $459,864 during the six months ended June 30, 2005.

         The majority shareholders and Blue Concept have personally guaranteed all advances due to the Company's factor.

NOTE 7 - DUE FROM/TO RELATED PARTIES

         The related parties are the majority shareholder and Limited Liability Companies that are co-owned by a majority shareholder of the Company (see Note
11).  These amounts are all unsecured and  non-interest  bearing.  All non-trade related advances from related parties have been repaid. Trade-related outstanding items follow regular payment terms as invoiced.

NOTE 8 - MAJOR SUPPLIERS

         During the period from inception, September 13, 2004, to December 31, 2004, two suppliers comprised greater than 10% of the Company's piece goods purchases. Purchases from these suppliers were 51.3% and 34.1%, respectively.

         During the six months ended June 30, 2005 one supplier comprised greater than 10% of the Company's purchases. Purchases from this supplier comprised 13.3%.

NOTE 9 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of Cash, Due from factor, Accounts receivable, Due from related parties, Accounts payable, Due to related parties, Due to customers, Accrued expenses and other current liabilities approximate fair value because of the short maturity of these items.

NOTE 10 - OFF-BALANCE SHEET RISK


         Financial instruments that potentially subject the Company to off-balance sheet risk consist of factored accounts receivable. As described in
Note 3, the Company sells the majority of its trade accounts receivable to a factor and is contingently liable to the factor for merchandise disputes and other customer claims. At December 31, 2004 and June 30, 2005, total factor receivables approximated $515,000 and $449,000 respectively.

NOTE 11 - CAPITAL CONTRIBUTION

         Antik Denim, L.L.C. was formed on September 13, 2004 with 4 members, one of which had a 75.4% ownership interest, and the other 3 members each had a 8.2% ownership interest. Member contributions in cash were as follows: contributions of $500,000 by the 75.4% member and a contribution of $250,000 by an 8.2% member. The other 8.2% members each contributed patent and trademark applications, design concepts and other items to form a complete line of high-end fashion apparel. For financial statement purposes, the Company valued each of the contributions at $250,000 ($500,000 in total), which was equal to the cash consideration paid by the other 8.2% member. The $500,000 has been reflected as non-cash development costs in the statement of operations for the period ended December 31, 2004.

         The members' equity account, as of December 31, 2004, was as follows:

Contributions by a 75.4 % member- cash ......................       $   500,000
Contributions by a 8.2 % member- cash .......................           250,000
Contributions by two 8.2% members ($250,000 each)
    - non-cash development costs ............................           500,000
                                                                    -----------

     Total ..................................................         1,250,000

     Less Net Loss ..........................................        (1,131,755)

     Less Members' withdrawals ..............................           (79,190)
                                                                    -----------

     Balance at the end of the period .......................       $    39,055
                                                                    ===========


         During 2005, Mr. Guez, the principal shareholder, personally contributed $1,200,000 in fabric inventory and $686,200 in cash to the Company. From time to time, he also supports the Company with temporary advances. As of June 30, 2005, the Company had advances totaling $141,549 from Mr. Guez which are included in due to related parties on the accompanying balance sheet.

NOTE 12- COMMON STOCK ISSUABLE

         As of June 30, 2005, the Company has recorded 102,079 shares of common stock to be issued to Alan Kersh as a finder's fee to facilitate the exchange transaction. The shares were subsequently issued on August 18, 2005. These shares were valued at $177,617 based upon the market price of the stock on the date of the agreement.

NOTE 13 - STOCK INCENTIVE PLAN

         Our 2005 Stock Incentive Plan was adopted and became effective in May 2005. A total of 2,500,000 shares of common stock have been reserved for issuance upon exercise of awards granted under the 2005 Stock Incentive Plan. Any shares of common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the 2005 Stock Incentive Plan.

         Our 2005 Stock Incentive Plan will terminate after 10 years from the date on which our board approved the plan, unless it is terminated earlier by our board. The plan authorizes the award of stock options and stock purchase grants.

         Our 2005 Stock Incentive Plan is administered by our full board of directors. To the extent we expand our board of directors, we intend to form a compensation committee, all of the members of which will be independent directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. Following its formation, the compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

         Our 2005 Stock Incentive Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to employees of ours or any parent or subsidiary of ours. All awards other than incentive stock options may be granted to our employees, officers, directors, consultants, independent contractors and advisors of ours or any parent or subsidiary of ours. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% shareholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options will be determined by our compensation committee when the options are granted.

         In general, options will vest over a four-year period. The term of options granted under our 2005 Stock Incentive Plan may not exceed 10 years.

         Awards granted under our 2005 Stock Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise restricted by our compensation committee, nonqualified stock options may be exercised during the lifetime of the optionee only by the optionee, the optionee's guardian or legal representative or a family member of the optionee who has acquired the option by a permitted transfer. Incentive stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee's guardian or legal representative. Options granted under our 2005 Stock Incentive Plan generally may be exercised for a period of three months after the termination of the optionee's service with us or any parent or subsidiary of ours. Options will generally terminate immediately upon termination of employment for cause.

         The purchase price for restricted stock will be determined by our board of directors or compensation committee, as applicable, at the time of grant. Stock bonuses may be issued for past services or may be awarded upon the completion of services or performance goals.

         If we are subject to a change in control transaction, all outstanding awards may be assumed or replaced with a substitute grant by the successor company, if any. If the outstanding awards are not assumed by a successor company, if any, then all remaining unexercised options shall become vested and fully exercisable.

NOTE 14 - SUBSEQUENT EVENTS

         On July 5, 2005, the Company entered into a ten-year license agreement with Yanuk Jeans LLC ("Yanuk"), a related party. Under the terms of the agreement, the Company will be the exclusive licensor for the design, development, manufacture, sale, marketing and distribution of Yanuk's products. The Company will pay to Yanuk a royalty of six percent of all net sales and shall pay a guaranteed minimum royalty on a quarterly basis. Also the company has the option to purchase from Yanuk the property licensed under the agreement.

         On July 8, 2005, we entered into an Employment Agreement with Philippe Naouri based on the foregoing letter agreement entered into with Antik. This agreement was amended on August 23, 2005. Pursuant to the terms of Mr. Naouri's employment agreement, as amended, Mr. Naouri was engaged by us as a fashion director and senior vice president in charge of design, development, manufacturing, marketing and wholesale of apparel and related accessories bearing the "Antik Denim" trademark for a term of 5 years commencing on July 11, 2005 and terminating on July 10, 2010. Mr. Naouri will receive an annual salary of $240,000.

         On August 27, 2005, the Company opened a retail store on Melrose Avenue, Los Angeles, California and took over all the obligations of a 10-year property lease which was entered into by Blue Concept LLC in April 2005. The lease will expire on March 15, 2015 and will be classified as an operating lease. The monthly base rent is $16,925 plus common area maintenance costs, utility services and taxes. The base rent will be adjusted annually beginning April 2006 between 2.5%-3.5% per annum.

         The factor agreement with FTC Commercial Corp. has been amended to terminate on July 24, 2006 and includes Blue Holdings Inc. as an additional borrower. The amendments, dated to be effective July 25, 2005, also make available to both Blue Holdings Inc and Antik Denim LLC a combined line of credit up to $1.5 million against inventory. We can borrow against inventory up to 33.3% of the value of eligible raw materials and finished goods. By another amendment dated September 1, 2005, the advance ratio against approved factored invoices has been revised to 90%. Furthermore, the credit facilities will automatically be renewed after July 24, 2006 and will thereafter be subject to 120 days' termination notice from either party.

         Subsequent to June 30, 2005, the Company issued a total of 13,493 additional shares to holders of the pre-stock-split shares for rounding purposes.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Nevada Revised Statutes and certain provisions of our Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

         In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

         We have entered into separate but identical Indemnification agreements (the "Indemnification Agreements") with each of our directors and executive officers (the Indemnitees"). Pursuant to the terms and conditions of the Indemnification Agreements, we indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of us or our subsidiaries, provided, however, that the Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

         A shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities

Act and is therefore unenforceable.

         Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                         EXHIBIT
EXHIBIT DOCUMENT                                                         NUMBER
                                                                         -------

Articles of Incorporation of Registrant, as amended.........                3.1
Bylaws of Registrant........................................                3.2
Form of Indemnification Agreement...........................               10.7


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                         AMOUNT
                                                                         -------

Registration fee - Securities and Exchange Commission ............       $26,784
Legal fees and expenses ..........................................       $15,000
Accounting fees and expenses .....................................       $10,000
Miscellaneous expenses ...........................................       $ 1,000
                                                                         -------
     Total .......................................................       $52,784


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         On April 14, 2005, we entered into an Exchange Agreement (the "Exchange Agreement") with Antik Denim, LLC, a California limited liability company ("Antik"), the members of Antik (the "Antik Members"), and KRM Fund. The closing of the transactions contemplated by the Exchange Agreement occurred on April 29, 2005. At the closing, we acquired all of the outstanding membership interests of Antik (the "Interests") from the Antik Members, and the Antik Members contributed all of their Interests to us. In exchange, we issued to the Antik Members 843,027 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares"), which, as a result of the approval by a substantial majority of our outstanding shareholders entitled to vote and the approval by our Board of Directors, of amendments to our Articles of Incorporation that (i) changed our name to Blue Holdings, Inc., (ii) increased our authorized number of shares of common stock to 75,000,000, and (iii) adopted a 1-for-29 reverse stock split, on June 7, 2005 converted into 708,984,875 shares of our common stock on a pre-reverse stock split basis and 24,447,783 shares of our common stock on a post-reverse stock split basis.

         The issuance of the Preferred Shares and, upon conversion, the shares of our common stock underlying the Preferred Shares, to the Antik Members was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof.

         We made this determination based on the representations of the Antik Members which included, in pertinent part, that such members were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, that such members were acquiring the Preferred

Shares, and the shares of our common stock underlying the Preferred Shares, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the Preferred Shares, and the shares of our common stock underlying the Preferred Shares, may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

         Pursuant to an oral agreement entered into between Antik and Savoy Capital Advisors Inc. ("Savoy") on March 24, 2005, we issued to Mr. Alan Kersh on August 18, 2005, in accordance with a certain Restated Finders Agreement, 102,079 shares of our common stock (on a post-reverse-stock-split basis) in consideration for certain finder services provided in connection with the exchange transaction with Antik. It is pursuant to that agreement that we have agreed to register for resale the shares held by Mr. Kersh on the registration statement of which this prospectus is a part. The issuance of the shares of common stock to Mr. Kersh was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. We made this determination based on the representations of Mr. Kersh which included, in pertinent part, that he is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, that he was acquiring the shares of common stock for investment purposes for his own account and not as nominee or agent, and not with a view to the resale or distribution thereof, and that he understood that the shares of common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      The following exhibits are filed herewith:

EXHIBIT
NUMBER                                    EXHIBIT TITLE
-------           --------------------------------------------------------------
2.1               Exchange  Agreement dated April 14, 2005, among Blue Holdings,
                  Inc.  (formerly known as Marine Jet Technology  Corp.),  Antik
                  Denim,  LLC,  each  member  of Antik  Denim,  LLC and  Keating
                  Reverse Merger Fund, LLC. (1)

2.2 First Amendment to Exchange Agreement dated June 27, 2005, among Blue Holdings, Inc., Antik Denim, LLC, each member of Antik Denim, L.L.C. and Keating Reverse Merger Fund, LLC. (2)

3.1               Articles of  Incorporation of the Registrant filed February 9,
                  2000. (3)

3.1.1 Certificate of Amendment of Articles of Incorporation of the Registrant filed December 5, 2000. (3)

3.1.2 Certificate of Amendment of Articles of Incorporation of the Registrant filed January 5, 2001. (3)

3.1.3 Certificate of Amendment of Articles of Incorporation of the Registrant filed May 16, 2005 and effective June 7, 2005. (4)

3.2               Bylaws of the Registrant adopted February 12, 2000. (3)

4.1               Articles of  Incorporation of the Registrant filed February 9,
                  2000. (3)

4.2 Certificate of Amendment of Articles of Incorporation of the Registrant filed December 5, 2000. (3)

4.3 Certificate of Amendment of Articles of Incorporation of the Registrant filed January 5, 2001. (3)

4.4 Certificate of Amendment of Articles of Incorporation of the Registrant filed May 16, 2005 and effective June 7, 2005. (4)

4.5               Bylaws of the Registrant adopted February 12, 2000. (3)

5.1               Opinion of Stubbs Alderton & Markiles, LLP.

10.1              Assumption   Agreement  dated  January  20,  2005,  among  the
                  Registrant, Intellijet Marine, Inc. and Jeff P. Jordan. (6)

10.2 Financial Advisory Agreement dated April 29, 2005, between the Registrant and Keating Securities, LLC. (5)

10.3 License Agreement dated July 5, 2005, between the Registrant and Yanuk Jeans, LLC. (7)

10.4              Employment   Agreement   dated  July  8,  2005,   between  the
                  Registrant and Philippe Naouri. (8)

10.5 Service Agreement dated May 18, 2005, between Antik Denim, L.L.C. and Blue Concepts, LLC. (9)

10.6 First Amendment to Employment Agreement dated August 1, 2005, between the Registrant and Philippe Naouri. (10)

10.7 Form of Indemnification Agreement between the Registrant and each of its executive officers and directors.

23.1              Consent of Weinberg & Company, P.C.

EXHIBIT
NUMBER                                    EXHIBIT TITLE
-------           --------------------------------------------------------------
23.2              Consent of Stubbs Alderton & Markiles LLP (included in Exhibit
                  5.1).

24.1 Power of Attorney (included as part of the Signature Page of this Registration Statement).

99.1 2005 Stock Incentive Plan and Form of Stock Option Agreement of the Registrant. (4)

----------
(1) Filed previously as Exhibit 2.5 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on April 15, 2005, and incorporated herein by this reference.
(2) Filed previously as Exhibit 2(e) to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on June 30, 2005, and incorporated herein by this reference.
(3) Filed previously as an exhibit to the Registrant's Form 10-SB Registration Statement (File #: 000-33297), filed with the Securities and Exchange Commission on October 31, 2001, and again on May 1, 2002, and incorporated herein by this reference.
(4) Filed previously as an exhibit to the Registrant's Form S-8 Registration Statement (File #: 333-127723), filed with the Securities and Exchange Commission on August 19, 2005, and incorporated herein by this reference.
(5) Filed previously as an exhibit to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on April 29, 2005, and incorporated herein by this reference.
(6) Filed previously as Exhibit 10 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on February 10, 2005, and incorporated herein by this reference.
(7) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on July 7, 2005, and incorporated herein by this reference.
(8) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on July 14, 2005, and incorporated herein by this reference.
(9) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on August 12, 2005, and incorporated herein by this reference.
(10) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on August 25, 2005, and incorporated herein by this reference.


         (b)      Financial Statement Schedules

         Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 28. UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

         (1)      File,   during   any  period  in  which  it  offers  or  sells
securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii)    Include   any   additional   or   changed    material
information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Commerce, State of California, on September 13, 2005.

                               BLUE HOLDINGS, INC.
                               (Registrant)

                               By:    /S/ PAUL GUEZ
                                    -----------------------------------
                                    Paul Guez
                                    Chief Executive Officer and President
                                    (Principal Executive Officer)


                               By:    /S/ PATRICK CHOW
                                    -----------------------------------
                                    Patrick Chow
                                    Chief Financial Officer and Secretary
                                    (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints each of Paul Guez and Patrick Chow as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE                     TITLE                        DATE
---------                     -----                        ----

     /S/ PAUL GUEZ            Chairman, Chief Executive    September 13, 2005
-------------------------     Officer and President
Paul Guez

     /S/ PATRICK CHOW         Chief Financial Officer      September 13, 2005
-------------------------     and Secretary
Patrick Chow

     /S/ KEVIN R. KEATING     Director                     September 13, 2005
-------------------------
Kevin R. Keating

     /S/ MARSHALL GELLER      Director                     September 13, 2005
-------------------------
Marshall Geller

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                    EXHIBIT TITLE
-------           --------------------------------------------------------------
2.1               Exchange  Agreement dated April 14, 2005, among Blue Holdings,
                  Inc.  (formerly known as Marine Jet Technology  Corp.),  Antik
                  Denim,  LLC,  each  member  of Antik  Denim,  LLC and  Keating
                  Reverse Merger Fund, LLC. (1)

2.2 First Amendment to Exchange Agreement dated June 27, 2005, among Blue Holdings, Inc., Antik Denim, LLC, each member of Antik Denim, L.L.C. and Keating Reverse Merger Fund, LLC. (2)

3.1               Articles of  Incorporation of the Registrant filed February 9,
                  2000. (3)

3.1.1 Certificate of Amendment of Articles of Incorporation of the Registrant filed December 5, 2000. (3)

3.1.2 Certificate of Amendment of Articles of Incorporation of the Registrant filed January 5, 2001. (3)

3.1.3 Certificate of Amendment of Articles of Incorporation of the Registrant filed May 16, 2005 and effective June 7, 2005. (4)

3.2               Bylaws of the Registrant adopted February 12, 2000. (3)

4.1               Articles of  Incorporation of the Registrant filed February 9,
                  2000. (3)

4.2 Certificate of Amendment of Articles of Incorporation of the Registrant filed December 5, 2000. (3)

4.3 Certificate of Amendment of Articles of Incorporation of the Registrant filed January 5, 2001. (3)

4.4 Certificate of Amendment of Articles of Incorporation of the Registrant filed May 16, 2005 and effective June 7, 2005. (4)

4.5               Bylaws of the Registrant adopted February 12, 2000. (3)

5.1               Opinion of Stubbs Alderton & Markiles, LLP.

10.1              Assumption   Agreement  dated  January  20,  2005,  among  the
                  Registrant, Intellijet Marine, Inc. and Jeff P. Jordan. (6)

10.2 Financial Advisory Agreement dated April 29, 2005, between the Registrant and Keating Securities, LLC. (5)

10.3 License Agreement dated July 5, 2005, between the Registrant and Yanuk Jeans, LLC. (7)

10.4              Employment   Agreement   dated  July  8,  2005,   between  the
                  Registrant and Philippe Naouri. (8)

10.5 Service Agreement dated May 18, 2005, between Antik Denim, L.L.C. and Blue Concepts, LLC. (9)

10.6 First Amendment to Employment Agreement dated August 1, 2005, between the Registrant and Philippe Naouri. (10)

10.7 Form of Indemnification Agreement between the Registrant and each of its executive officers and directors.


                                      EX-1

EXHIBIT
NUMBER                                    EXHIBIT TITLE
-------           --------------------------------------------------------------
23.1              Consent of Weinberg & Company, P.C.

23.2              Consent of Stubbs Alderton & Markiles LLP (included in Exhibit
                  5.1).

24.1 Power of Attorney (included as part of the Signature Page of this Registration Statement).

99.1 2005 Stock Incentive Plan and Form of Stock Option Agreement of the Registrant. (4)

----------
(1) Filed previously as Exhibit 2.5 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on April 15, 2005, and incorporated herein by this reference.
(2) Filed previously as Exhibit 2(e) to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on June 30, 2005, and incorporated herein by this reference.
(3) Filed previously as an exhibit to the Registrant's Form 10-SB Registration Statement (File #: 000-33297), filed with the Securities and Exchange Commission on October 31, 2001, and again on May 1, 2002, and incorporated herein by this reference.
(4) Filed previously as an exhibit to the Registrant's Form S-8 Registration Statement (File #: 333-127723), filed with the Securities and Exchange Commission on August 19, 2005, and incorporated herein by this reference.
(5) Filed previously as an exhibit to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on April 29, 2005, and incorporated herein by this reference.
(6) Filed previously as Exhibit 10 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on February 10, 2005, and incorporated herein by this reference.
(7) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on July 7, 2005, and incorporated herein by this reference.
(8) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on July 14, 2005, and incorporated herein by this reference.
(9) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on August 12, 2005, and incorporated herein by this reference.
(10) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on August 25, 2005, and incorporated herein by this reference.


                                      EX-2